Exhibit 99.1
Item 6. SELECTED FINANCIAL DATA
The selected financial data below is restated for the effects of ASC 470-20 Debt — Debt Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 of Notes to Consolidated Financial Statements included in Item 8 in this Form 8-K.
YEARS ENDED AUGUST 31,

(In thousands, except per share data)	2009		2008		2007		2006		2005

Statement of Operations Data
Revenue:
Manufacturing	$462,496		$665,093		$738,424		$748,818		$844,496
Refurbishment & Parts	476,164		527,466		381,670		102,471		96,665
Leasing & Services	79,465		97,520		103,734		102,534		83,061

	$1,018,125		$1,290,079		$1,223,828		$953,823		$1,024,222

Earnings (loss) from continuing operations	$(56,391)		$17,383		$20,007		$38,976		$29,822
Earnings from discontinued operations	—		—		—		62	(2)	—

Net earnings (loss) attributable to controlling interest	$(56,391	)(1)	$17,383	(1)	$20,007	(1)	$39,038		$29,822

Basic earnings (loss) per common share attributable to controlling interest:
Continuing operations	$(3.35)		$1.06		$1.25		$2.48		$1.99
Net earnings (loss)	$(3.35)		$1.06		$1.25		$2.48		$1.99
Diluted earnings (loss) per common share attributable to controlling interest:
Continuing operations	$(3.35)		$1.06		$1.24		$2.45		$1.92
Net earnings (loss)	$(3.35)		$1.06		$1.24		$2.45		$1.92
Weighted average common shares outstanding:
Basic	16,815		16,395		16,056		15,751		15,000
Diluted	16,815		16,417		16,094		15,937		15,560
Cash dividends paid per share	$.12		$.32		$.32		$.32		$.26
Balance Sheet Data
Total assets	$1,048,291		$1,256,960		$1,072,749		$877,314		$671,207
Revolving notes and notes payable	$541,190		$580,954		$476,071		$357,040		$227,088
Total equity	$232,450		$281,838		$263,588		$236,136		$176,059
Other Operating Data
New railcar units delivered	3,700		7,300		8,600		11,400		13,200
New railcar units backlog	13,400	(3)	16,200	(3)	12,100	(3)	14,700	(3)	9,600
Lease fleet:
Units managed	217,403		137,697		136,558		135,320		128,645
Units owned	8,713		8,631		8,663		9,311		9,958
Cash Flow Data
Capital expenditures:
Manufacturing	$9,109		$24,113		$20,361		$15,121		$11,759
Refurbishment & Parts	6,599		7,651		5,009		2,906		4,559
Leasing & Services	23,139		45,880		111,924		122,542		52,805

	$38,847		$77,644		$137,294		$140,569		$69,123

Proceeds from sale of equipment	$15,555		$14,598		$119,695		$28,863		$32,528

Depreciation and amortization:
Manufacturing	$11,471		$11,267		$10,762		$10,258		$10,003
Refurbishment & Parts	11,885		10,338		9,042		2,360		2,202
Leasing & Services	14,313		13,481		13,022		12,635		10,734

	$37,669		$35,086		$32,826		$25,253		$22,939

Non-cash interest expense(4)	$10,011		$7,482		$6,689		$3,737		$241
Non-cash stock based compensation	$3,699		$1,866		$1,708		$2,247		$189

(1)	2009 includes special charges net of tax of $51.0 million in goodwill impairment. 2008 includes special charges net of tax of $2.3 million related to the closure of our Canadian subsidiary. 2007 includes special charges net of tax of $13.7 million related to the impairment and closure of our Canadian subsidiary.

(2)	Consists of a reduction in loss contingency associated with the settlement of litigation relating to the logistics business that was discontinued in 1998.

(3)	2009, 2008, 2007 and 2006 backlog include 8,500 units, 8,500 units, 3,500 units and 7,250 units subject to fulfillment of certain competitive and contractual conditions. 2006 through 2009 backlog all include 400 units subject to certain cancellation provisions.

(4)	Includes loan origination fee amortization and debt discount accretion associated with warrants and convertible debt.

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Summary
We currently operate in three primary business segments: Manufacturing, Refurbishment & Parts and Leasing & Services. These three business segments are operationally integrated. The Manufacturing segment, operating from four facilities in the United States, Mexico and Poland, produces double-stack intermodal railcars, conventional railcars, tank cars and marine vessels. The Refurbishment & Parts segment performs railcar repair, refurbishment and maintenance activities in the United States and Mexico as well as wheel, axle and bearing servicing, and production and reconditioning of a variety of parts for the railroad industry. The Leasing & Services segment owns approximately 9,000 railcars and provides management services for approximately 217,000 railcars for railroads, shippers, carriers, institutional investors and other leasing and transportation companies in North America. Management evaluates segment performance based on margins. We also produce rail castings through an unconsolidated joint venture.
All segments of the North American and European freight car markets in which we operate are currently experiencing depressed demand in a weak economy, market saturation of certain freight car types and tight capital markets. All of the aforementioned contribute to increased caution on the part of our customers and intensified competitive circumstances. These market factors have led and may continue to lead to lower revenues and reduced margins for some of our operations. In response to these market conditions we are concentrating our North American railcar manufacturing at our Mexican joint venture facility in Frontera, temporarily shuttering production at our other Mexican facility in Sahagun and limiting new railcar production at our Portland, Oregon facility. These conditions may also lead to the temporary idling of some of our other facilities.
The rail industry is cyclical in nature and multi-year supply agreements are a part of industry practice. Customer orders may be subject to cancellations and contain terms and conditions customary in the industry. Historically, little variation has been experienced between the product ordered and the product actually delivered. Recent economic conditions have caused some customers to consider renegotiation, delay or cancellation of orders. The backlog is not necessarily indicative of future results of operations.
Our total manufacturing backlog of railcars for sale and lease as of August 31, 2009 was approximately 13,400 units with an estimated value of $1.16 billion compared to 16,200 units valued at $1.44 billion as of August 31, 2008. Based on current production plans, approximately 2,400 units in backlog are scheduled for delivery in fiscal year 2010.There are currently 400 other units in backlog that are subject to certain cancellation provisions. A portion of the orders included in backlog reflects an assumed product mix. Under terms of the orders, the exact mix will be determined in the future which may impact the dollar amount of backlog. In addition, a substantial portion of our backlog consists of orders for tank cars which are a new product type for us in North America.
In 2007 we entered into a long-term contract with General Electric Railcar Services Corporation (GE) to build 11,900 tank cars and covered hoppers over an eight-year period. Deliveries of the railcar units commenced in December 2008. Our railcar backlog as of August 31, 2009 includes approximately 11,500 units to be produced for GE with a current value of approximately $990 million. Under the GE contract, the first 2,400 tank cars and 1,000 covered hopper cars were to be delivered during a “ramp up period” ending April 2011, during which period our production of tank cars was to accelerate as our tank car manufacturing process becomes more efficient and in turn GE’s order quantities of tank cars and covered hopper cars were to increase through such period. In October 2009, we and GE agreed to extend the end of the ramp up period from April 2011 to September 2011. The remaining 8,500 railcars under the agreement are to be delivered over the balance of the eight-year period and are subject to our fulfillment of certain contractual conditions.
In late calendar year 2008, GE advised us of their desire to substantially reduce, delay or otherwise cancel deliveries under the contract. We have not agreed to GE’s requested reductions in deliveries, and believe that a unilateral reduction of the number of railcar deliveries from what was previously agreed upon is a breach of the agreement. Currently, we continue to produce and deliver, and GE continues to accept and pay for, tank cars and covered hopper cars. Through October 31, 2009 GE has accepted, and we have delivered, 328 tank cars and 200 covered hopper cars.

We believe that GE is in breach of the contract. We are continuing to discuss with GE potential modifications to the contract. If we are unable to agree on mutually acceptable modifications to the contract, we may have to either substantially slow or halt production of these railcars, or else store completed cars pending resolution of these issues. We are unable to quantify at this time the potential financial effects of GE’s breach of the agreement or failures by GE to perform the GE contract. We believe the contract contains adequate protection in that it defines the rights and obligations of the parties with respect to railcar purchase and sale requirements and inspection standards and that both the contract and law provide effective legal and equitable remedies.
Marine backlog was approximately $126.0 million as of August 31, 2009, of which approximately $75.0 million is scheduled for delivery in fiscal year 2010. The balance of the production is scheduled into 2012.
Prices for steel, a primary component of railcars and barges, and related surcharges have fluctuated significantly and remain volatile. In addition, the price of certain railcar components, which are a product of steel, are affected by steel price fluctuations. Subsequent to 2008, prices for steel, railcar components and scrap steel have declined but remain volatile. New railcar and marine backlog generally either includes fixed price contracts which anticipate material price increases and surcharges, or contracts that contain actual pass through of material price increases and surcharges. On certain fixed price railcar contracts actual material cost increases and surcharges caused the total manufacturing cost of the railcar to exceed the original expectation, and in some cases, the actual contractual price of the railcar. When an anticipated loss on production of railcars in backlog is both probable and estimable, we accrue a loss contingency. We are aggressively working to mitigate these exposures. The Company’s integrated business model has helped offset some of the effects of fluctuating steel and scrap steel prices, as a portion of our business segments benefit from rising steel scrap prices while other segments benefit from lower steel and scrap steel prices through enhanced margins.
We delivered 500 railcar units during 2009 for which we have an obligation to guarantee the purchaser minimum earnings. The obligation expires December 31, 2011. The maximum potential obligation totals $13.1 million and in certain defined instances the obligation may be reduced due to early termination. The purchaser has agreed to utilize the railcars on a preferential basis, and we are entitled to re-market the railcar units when they are not being utilized by the purchaser during the obligation period. Any earnings generated from the railcar units will offset the obligation and be recognized as revenue and margin in future periods. We believe our actual obligation will be less than the $13.1 million. Upon delivery of the railcar units, the entire purchase price was recorded as revenue and paid in full. The minimum earnings due to the purchaser are considered a reduction of revenue and were recorded as deferred revenue. As of August 31, 2009 we have recorded $13.1 million of the potential obligation as deferred revenue.
In 2009 we implemented measures to reduce our selling and administrative and overhead costs, including reductions in headcount. As a result, during fiscal year 2009 $4.0 million was expensed for severance costs, of which $2.7 million was recorded in Cost of revenue and $1.3 million in Selling and administrative cost.
We test goodwill annually during the third quarter using a testing date of February 28th. The annual test performed in 2009 indicated that goodwill was impaired. As a result, a pre-tax non-cash impairment charge of $55.7 million was recorded, in our third quarter, which consists of $1.3 million in the Manufacturing segment, $3.1 million in the Leasing & Services segment and $51.3 million in the Refurbishment & Parts segment. After goodwill impairment charges, a balance of $137.1 million remained in goodwill related to the Refurbishment & Parts segment.
Effective February 27, 2009 we entered into an agreement with our Mexican joint venture partner, Grupo Industrial Monclova (GIMSA), whereby Greenbrier converted working capital advances to our Mexican joint venture of $27.0 million to a secured, interest bearing loan. Greenbrier may from time to time provide additional loans to the joint venture. In addition, Greenbrier has acquired an option from our joint venture partner to increase our current fifty percent ownership to sixty six and two-thirds percent.
On January 31, 2009, the wheel facility in Washington, Illinois was extensively damaged by fire. Substantially all the work scheduled to be completed at this facility has been shifted to other wheel facilities in the Refurbishment & Parts network and we have not experienced significant disruptions in service to our customers. This facility has now been closed. We believe we are adequately covered by insurance for any such loss associated with this fire. A portion of the insurance proceeds were received during the fourth quarter and it is likely that we will recover additional amounts under our insurance coverage, a portion of which may be recorded as a gain in future periods. We are currently unable to determine the amount or timing of the collection of the remaining proceeds or these potential gains.
Results of Operations
Overview
Total revenue was $1.0 billion, $1.3 billion and $1.2 billion for the years ended August 31, 2009, 2008 and 2007. Net loss attributable to controlling interest for the year ended August 31, 2009 was $56.4 million or $3.35 per diluted common share which included $51.0 million of special charges net of tax. Net earnings attributable to controlling interest for the year ended August 31, 2008 were $17.4 million or $1.06 per diluted common share which included $2.3 million of special charges net of tax. Net earnings attributable to controlling interest for the year ended August 31, 2007 were $20.0 million or $1.24 per diluted common share which included $13.7 million of special charges net of tax.
Manufacturing Segment
Manufacturing revenue includes new railcar and marine production. New railcar delivery and backlog information disclosed herein includes all facilities.
Manufacturing revenue was $462.5 million, $665.1 million and $738.4 million for the years ended August 31, 2009, 2008 and 2007. Railcar deliveries, which are the primary source of manufacturing revenue, were approximately 3,700 units in 2009 compared to 7,300 units in 2008 and 8,600 units in 2007. Manufacturing revenue decreased $202.6 million, or 30.0%, from 2008 to 2009 primarily due to lower railcar deliveries and an $11.6 million obligation of guaranteed minimum earnings under a certain contract. The decrease was somewhat offset by a change in product mix with higher per unit sales prices and higher marine revenues. Manufacturing revenue decreased $73.3 million, or 10.0%, from 2007 to 2008 due to lower railcar deliveries primarily due to the current economic slowdown of the North American market.
Manufacturing margin as a percentage of revenue was 0.8% in 2009 compared to 1.7% in 2008. The decrease was primarily the result of the $11.6 million obligation of guaranteed minimum earnings under a certain contract, higher material costs and scrap surcharge expense, severance expense of $2.4 million and less absorption of overhead due to lower production levels and plant utilization. These were partially offset by improved marine margins as a result of labor efficiencies and a continuous run of similar barge types and a $2.2 million reduction of warranty accruals. Manufacturing margin as a percentage of revenue was 1.7% in 2008 compared to 7.8% in 2007. The decrease was primarily due to rising steel prices and surcharges, loss contingencies of $7.9 million accrued on certain future production, $0.5 million of severance, lower production levels and additional start up costs at our Mexican joint venture facility, partially offset by relief of certain contractual obligations.
Refurbishment & Parts Segment
Refurbishment & Parts revenue was $476.2 million, $527.5 million and $381.7 million for the years ended August 31, 2009, 2008 and 2007. The $51.3 million decrease in revenue from 2008 to 2009 was primarily due to lower wheel and parts volumes, reduced volumes of railcar repair and refurbishment work, a sharp decrease in scrap metal pricing and lower wheelset pricing. The $145.8 million increase in revenue from 2007 to 2008 was primarily due to a full year of revenue from the Meridian Rail acquisition which was completed in November 2006, $51.6 million of additional revenue related to American Allied Railway Equipment Company (AARE) and RBI acquisitions, strong wheelset volumes and higher scrap steel prices.
Refurbishment & Parts margin as a percentage of revenue was 11.7%, 19.2% and 16.8% for 2009, 2008 and 2007. The decrease in fiscal 2009 margins was primarily due to lower net scrap pricing, less favorable mix of repair and refurbishment work and $0.3 million in severance. Higher margins in 2008 were a result of the growth of our wheel business, which includes a full year of Meridian Rail and the acquisition of AARE which occurred early in the third quarter of fiscal 2008, higher margin wheel reconditioning work and the positive impact of higher scrap steel prices. This was partially offset by lower volumes of program work at the repair facilities.
Leasing & Services Segment
Leasing & Services revenue was $79.5 million, $97.5 million and $103.7 million for the years ended August 31, 2009, 2008 and 2007. The $18.0 million decrease in revenue was primarily the result of a $6.8 million decrease in gains on disposition of assets from the lease fleet, lower lease fleet utilization, downward pressures on lease renewal rates, lower earnings on certain car hire utilization leases and lower maintenance revenues. The $6.2 million decrease in revenue from 2007 to 2008 was primarily the result of a $5.4 million decrease in gains on sale of assets from the lease fleet, lower interim rents on assets held for sale and decreased interest income from lower cash balances. The decline was partially offset by higher car hire revenue from additions to the lease fleet and increased maintenance revenue.
During 2009, we realized $1.2 million in pre-tax earnings on the disposition of leased equipment compared to $8.0 million in 2008 and $13.4 million in 2007. Assets from our lease fleet are periodically sold in the normal course of business in order to take advantage of market conditions, manage risk and maintain liquidity.
Leasing & Services margin as a percentage of revenue was 42.2% in 2009 compared to 51.0% in 2008 and 55.8% in 2007. The decrease in 2009 was primarily the result of decreases in gains on disposition of assets from the fleet, which have no associated cost of revenue, lower lease fleet utilization, downward pressure on lease renewal rates and lower earnings on certain car hire utilization leases. The decrease from 2007 to 2008 was primarily a result of declines in gains on disposition of assets from the lease fleet, interest income and interim rents on assets held for sale, all of which have no associated cost of revenue.
The percent of owned units on lease as of August 31, 2009 was 88.3% compared to 95.2% at August 31, 2008.
Other costs
Selling and administrative expense was $65.7 million, $85.1 million and $83.4 million for the years ended August 31, 2009, 2008 and 2007. The $19.4 million decrease from 2008 to 2009 is primarily due to lower employee related costs, continued cost reduction efforts in the current economic environment and reversal of $2.3 million of certain accruals. The decrease was partially offset by severance costs of $1.3 million related to reductions in work force. The $1.7 million increase from 2007 to 2008 is primarily due to increased employee costs including severance of $1.5 million related to reductions in work force, integration costs of recent acquisitions and costs associated with our Mexican joint venture facility that commenced production in May 2007, partially offset by the closure of our Canadian facility.
Interest and foreign exchange expense was $45.9 million, $44.3 million and $43.2 million for the years ended August 31, 2009, 2008 and 2007. The $1.6 million increase from 2008 to 2009 is due to $1.1 million in warrant amortization expense, $0.9 million acceleration of loan fee amortization associated with the reduction in size of the North American credit facility, $0.4 million to break interest rate swaps associated with the voluntary prepayment of approximately $6.1 million of certain long term debt and $1.8 million increase in foreign exchange losses. These were partially offset by favorable interest rates on our variable rate debt and lower debt levels. The warrants, issued in conjunction with the $75.0 million secured term loan, were valued at $13.4 million and will be amortized through June 2012. The annual amortization is expected to be $4.5 million for the year ending August 31, 2010, $4.5 million for the year ending August 31, 2011 and $3.3 million for the year ending August 31, 2012. 2009 results include foreign exchange losses of $4.0 million compared to foreign exchange losses of $2.2 million in 2008 principally due to foreign currency exchange fluctuations. The $1.1 million increase from 2007 to 2008 was primarily due to foreign exchange fluctuations.
Special charges of $55.7 million were recorded in May 2009 associated with the impairment of goodwill. These charges consist of $1.3 million in the Manufacturing segment, $3.1 million in the Leasing & Services segment and $51.3 million in the Refurbishment & Parts segment.

In April 2007, the Company’s board of directors approved the permanent closure of the Company’s Canadian railcar manufacturing facility, TrentonWorks. As a result of the facility closure decision, special charges of $2.3 million were recorded during 2008 consisting of severance costs and professional and other fees.
Special charges of $21.9 million were recorded during 2007 associated with the impairment and subsequent closure of TrentonWorks. These charges consist of $14.2 million of impairment of property, plant and equipment, $2.1 million of inventory impairment, $1.1 million impairment of goodwill and other, $3.9 million of severance costs and $0.6 million of professional and other fees.
Income Tax
Our effective tax rate was 22.8%, 56.3% and 40.0% for the years ended August 31, 2009, 2008 and 2007. The lower tax rate in 2009 was primarily the result of a goodwill impairment charge for which a tax benefit was recorded at 8%, as a portion of the impairment charge was not deductible for tax purposes. In addition, 2009 included a reversal of $1.4 million of liabilities for uncertain tax positions for which we are no longer subject to examination by the tax authorities, a tax benefit of $2.5 million related to the deemed liquidation of our German operation for U.S. tax purposes and a tax benefit of $4.3 million related to the reversal of a deferred tax liability associated with a foreign subsidiary. Tax expense for 2008 included a $3.9 million charge associated with deferred tax assets and operating losses without tax benefit incurred by our Canadian subsidiary during its closure process. 2008 included a $1.3 million increase in valuation allowances related to net operating losses generated in Poland and Mexico. In addition, a $1.9 million tax benefit resulted from reversing income tax reserves associated with certain tax positions taken in prior years. Tax expense for 2007 included an $8.2 million tax benefit associated with the write-off of our investment in our Canadian subsidiary for tax purposes and no tax benefit associated with special charges related to the Canadian plant closure costs and losses incurred by the Canadian facility. 2007 also included tax benefits of approximately $1.0 million for Mexican asset based tax credits and amended state income tax provisions.
The fluctuations in the effective tax rate are also due to the geographical mix of pre-tax earnings and losses, minimum tax requirements in certain local jurisdictions and operating losses for certain operations with no related accrual of tax benefit.
Noncontrolling Interest
Noncontrolling interest of $1.5 million, $3.2 million and $1.5 million for the years ended August 31, 2009, 2008 and 2007 represents our joint venture partner’s share in the losses of our Mexican railcar manufacturing joint venture that began production in 2007.
Liquidity and Capital Resources
We have been financed through cash generated from operations and borrowings. At August 31, 2009 cash was $76.2 million, an increase of $70.2 million from $6.0 million at the prior year end. Cash increases were primarily from decreased levels of operation which lead to lower working capital needs, additional focus on working capital management, proceeds from sales of equipment and $75.0 million in secured term loans, of which a portion of the proceeds were used to pay off certain notes payable and revolving notes.
Cash provided by operating activities for the years ended August 31, 2009, 2008 and 2007 was $120.5 million, $32.1 million and $46.3 million. The change was primarily due to lower working capital needs as a result of decreased levels of operation.
Cash used in investing activities for the year ended August 31, 2009 was $23.0 million compared to $152.2 million in 2008 and $286.6 million in 2007. 2009 cash utilization was primarily due to capital expenditures during the year. Cash utilization in 2008 was primarily due to the acquisitions of AARE and RBI and capital expenditures for the year. Increased cash utilization for 2007 was primarily due to the acquisitions of Meridian Rail Holdings Corp. (Meridian) and Rail Car America (RCA).
Capital expenditures totaled $38.8 million, $77.6 million and $137.3 million for the years ended August 31, 2009, 2008 and 2007. Of these capital expenditures, approximately $23.1 million, $45.9 million and $111.9 million for the years ended August 31, 2009, 2008 and 2007 were attributable to Leasing & Services operations. Our capital expenditures have decreased based on current market conditions and fleet management objectives. We regularly sell assets from our lease fleet, some of which may have been purchased within the current year and included in capital expenditures. Proceeds from the sale of equipment were approximately $15.6 million, $14.6 million and $119.7 million for the years ended August 31, 2009, 2008 and 2007. Leasing & Services capital expenditures for 2010, net of proceeds from sales of equipment, are expected to be minimal.
Approximately $9.1 million, $24.1 million and $20.4 million of capital expenditures for the years ended August 31, 2009, 2008 and 2007 were attributable to Manufacturing operations. Capital expenditures for Manufacturing are expected to be approximately $7.0 million in 2010 and primarily relate to maintenance of existing equipment and ERP implementation.
Refurbishment & Parts capital expenditures for the years ended August 31, 2009, 2008 and 2007 were $6.6 million, $7.6 million and $5.0 million and are expected to be approximately $17.0 million in 2010 for maintenance of existing facilities, ERP implementation and some expansion.
Cash used in financing activities was $24.5 million for the year ended August 31 2009, compared to cash provided by financing activities of $103.5 million in 2008 and $115.8 million in 2007. During 2009, we repaid $81.3 million in net revolving credit lines and $16.4 million in term debt and paid dividends of $2.0 million. We received $69.8 million in net proceeds from term loan borrowings. During 2008, we received $49.6 million in net proceeds from term loan borrowings and $55.5 million in net proceeds under revolving credit lines. In 2008, we repaid $6.9 million in term debt and paid dividends of $5.3 million.
All amounts originating in foreign currency have been translated at the August 31, 2009 exchange rate for the following discussion. As of August 31, 2009 senior secured revolving credit facilities, consisting of two components, aggregated $125.3 million. As of August 31, 2009 a $100.0 million revolving line of credit was available to provide working capital and interim financing of equipment, principally for the United States and Mexican operations. Advances under this revolving credit facility bear interest at variable rates that depend on the type of borrowing and the defined ratio of debt to total capitalization. In addition, current lines of credit totaling $25.3 million, with various variable rates, are available for working capital needs of the European manufacturing operation. Currently these European credit facilities have maturities that range from April 2010 through June 2010. We regularly seek European credit facility renewals and expect the available credit facilities to be approximately $23.0 million through June 30, 2010.
As of August 31, 2009 outstanding borrowings under our facilities consists of $4.0 million in letters of credit outstanding under the North American credit facility and $16.0 million in revolving notes outstanding under the European credit facilities.
The revolving and operating lines of credit, along with notes payable, contain covenants with respect to the Company and various subsidiaries, the most restrictive of which, among other things, limit the ability to: incur additional indebtedness or guarantees; pay dividends or repurchase stock; enter into sale leaseback transactions; create liens; sell assets; engage in transactions with affiliates, including joint ventures and non U.S. subsidiaries, including but not limited to loans, advances, equity investments and guarantees; enter into mergers, consolidations or sales of substantially all the Company’s assets; and enter into new lines of business. The covenants also require certain maximum ratios of debt to total capitalization and minimum levels of fixed charges (interest and rent) coverage.
On June 10, 2009, we received a $75.0 million secured term loan from affiliates of WL Ross & Co. LLC (WL Ross) maturing in June 2012. The loan contains no financial ratio covenants and has a variable interest rate of LIBOR plus 3.5%. In connection with the loan we issued warrants to purchase 3.378 million shares of our common stock at $6 per share. The warrants have a five-year term.
Concurrent with the WL Ross loan, we amended our North American revolving credit facility and reduced the size of the facility from $290.0 million to $100.0 million. The amendment provides for more accommodative financial covenants effective as of May 31, 2009 and increased the interest rate to LIBOR plus 4.5%. The maturity of the facility remains unchanged at November 2011. As part of the amendment, goodwill impairment charges are excluded from the financial covenant ratio calculations.

Available borrowings under our credit facilities are generally based on defined levels of inventory, receivables, property, plant and equipment and leased equipment, as well as total debt to consolidated capitalization and interest coverage ratios which, as of August 31, 2009 would allow for maximum additional borrowing of $106.9 million. The Company has an aggregate of $105.3 million available to draw down under the committed credit facilities as of August 31, 2009. This amount consists of $96.0 million available on the North American credit facility and $9.3 million on the European credit facilities.
We have operations in Mexico, Germany and Poland that conduct business in their local currencies as well as other regional currencies. To mitigate the exposure to transactions denominated in currencies other than the functional currency of each entity, we enter into foreign currency forward exchange contracts to protect the margin on a portion of forecast foreign currency sales.
Foreign operations give rise to risks from changes in foreign currency exchange rates. Greenbrier utilizes foreign currency forward exchange contracts with established financial institutions to hedge a portion of that risk. No provision has been made for credit loss due to counterparty non-performance.
Currently we are seeking a third party line of credit to support our Mexican joint venture due in part to current limitations in our existing loan covenants. In the interim, Greenbrier is financing the working capital needs of the joint venture through a $27.0 million secured, interest bearing loan. Subsequent to year end, our Mexican joint venture obtained a $1.8 million term loan, secured by certain of the joint venture’s property, plant and equipment.
In accordance with customary business practices in Europe, we have $13.3 million in bank and third party performance, advance payment and warranty guarantee facilities, all of which have been utilized as of August 31, 2009. To date no amounts have been drawn under these performance, advance payment and warranty guarantees.
Quarterly dividends were suspended as of the third quarter 2009. A quarterly dividend of $.04 per share was declared during the second quarter of 2009. Quarterly dividends of $.08 per share were declared each quarter from the fourth quarter of 2005 through the first quarter of 2009.
We have advanced $0.5 million in long-term advances to an unconsolidated subsidiary which are secured by accounts receivable and inventory. As of August 31, 2009, this same unconsolidated subsidiary had $2.7 million in third party debt for which we have guaranteed 33% or approximately $0.9 million. The facility has been idled and expects to restart production when demand returns. We, along with our partners, have made an additional investment during the first quarter of 2010, our share of which was $0.5 million. Additional investments may be required later in the year.
We expect existing funds and cash generated from operations, together with proceeds from financing activities including borrowings under existing credit facilities and long-term financing, to be sufficient to fund dividends, working capital needs, planned capital expenditures and expected debt repayments for the foreseeable future.

The following table shows our estimated future contractual cash obligations as of August 31, 2009:

	Years Ending August 31,
(In thousands)	Total	2010	2011	2012	2013	2014	Thereafter

Notes payable	$554,473	$5,688	$4,173	$79,176	$4,061	$84,475	$376,900
Interest	183,673	28,746	28,488	28,386	25,397	24,167	48,489
Revolving notes	16,041	16,041	—	—	—	—	—
Purchase commitments	126,775	20,745	20,745	20,745	16,135	16,135	32,270
Operating leases	24,710	7,722	6,283	3,733	2,250	1,506	3,216
Railcar leases	19,560	8,999	6,395	3,421	377	174	194
Other	1,601	423	441	347	297	93	—

	$926,833	$88,364	$66,525	$135,808	$48,517	$126,550	$461,069

Due to uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at August 31, 2009, we are unable to estimate the period of cash settlement with the respective taxing authority. Therefore, approximately $3.0 million in uncertain tax positions have been excluded from the contractual table above. See Note 23 to the Consolidated Financial Statements for a discussion on income taxes.
Off Balance Sheet Arrangements
We do not currently have off balance sheet arrangements that have or are likely to have a material current or future effect on our Consolidated Financial Statements.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires judgment on the part of management to arrive at estimates and assumptions on matters that are inherently uncertain. These estimates may affect the amount of assets, liabilities, revenue and expenses reported in the financial statements and accompanying notes and disclosure of contingent assets and liabilities within the financial statements. Estimates and assumptions are periodically evaluated and may be adjusted in future periods. Actual results could differ from those estimates.
Income taxes - For financial reporting purposes, income tax expense is estimated based on planned tax return filings. The amounts anticipated to be reported in those filings may change between the time the financial statements are prepared and the time the tax returns are filed. Further, because tax filings are subject to review by taxing authorities, there is also the risk that a position taken in preparation of a tax return may be challenged by a taxing authority. If the taxing authority is successful in asserting a position different than that taken by us, differences in tax expense or between current and deferred tax items may arise in future periods. Such differences, which could have a material impact on our financial statements, would be reflected in the financial statements when management considers them probable of occurring and the amount reasonably estimable. Valuation allowances reduce deferred tax assets to an amount that will more likely than not be realized. Our estimates of the realization of deferred tax assets is based on the information available at the time the financial statements are prepared and may include estimates of future income and other assumptions that are inherently uncertain.
Maintenance obligations - We are responsible for maintenance on a portion of the managed and owned lease fleet under the terms of maintenance obligations defined in the underlying lease or management agreement. The estimated maintenance liability is based on maintenance histories for each type and age of railcar. These estimates involve judgment as to the future costs of repairs and the types and timing of repairs required over the lease term. As we cannot predict with certainty the prices, timing and volume of maintenance needed in the future on railcars under long-term leases, this estimate is uncertain and could be materially different from maintenance requirements. The liability is periodically reviewed and updated based on maintenance trends and known future repair or refurbishment requirements. These adjustments could be material due to the inherent uncertainty in predicting future maintenance requirements.
Warranty accruals - Warranty costs to cover a defined warranty period are estimated and charged to operations. The estimated warranty cost is based on historical warranty claims for each particular product type. For new product types without a warranty history, preliminary estimates are based on historical information for similar product types.

These estimates are inherently uncertain as they are based on historical data for existing products and judgment for new products. If warranty claims are made in the current period for issues that have not historically been the subject of warranty claims and were not taken into consideration in establishing the accrual or if claims for issues already considered in establishing the accrual exceed expectations, warranty expense may exceed the accrual for that particular product. Conversely, there is the possibility that claims may be lower than estimates. The warranty accrual is periodically reviewed and updated based on warranty trends. However, as we cannot predict future claims, the potential exists for the difference in any one reporting period to be material.
Revenue recognition - Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.
Railcars are generally manufactured, repaired or refurbished under firm orders from third parties. Revenue is recognized when railcars are completed, accepted by an unaffiliated customer and contractual contingencies removed. Direct finance lease revenue is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. Operating lease revenue is recognized as earned under the lease terms. Certain leases are operated under car hire arrangements whereby revenue is earned based on utilization, car hire rates and terms specified in the lease agreement. Car hire revenue is reported from a third party source two months in arrears; however, such revenue is accrued in the month earned based on estimates of use from historical activity and is adjusted to actual as reported. These estimates are inherently uncertain as they involve judgment as to the estimated use of each railcar. Adjustments to actual have historically not been significant. Revenues from construction of marine barges are either recognized on the percentage of completion method during the construction period or on the completed contract method based on the terms of the contract. Under the percentage of completion method, judgment is used to determine a definitive threshold against which progress towards completion can be measured to determine timing of revenue recognition.
Impairment of long-lived assets - When changes in circumstances indicate the carrying amount of certain long-lived assets may not be recoverable, the assets are evaluated for impairment. If the forecast undiscounted future cash flows are less than the carrying amount of the assets, an impairment charge to reduce the carrying value of the assets to fair value is recognized in the current period. These estimates are based on the best information available at the time of the impairment and could be materially different if circumstances change. Certain long lived assets were tested for impairment during the quarter ended May 31, 2009. Forecasted undiscounted future cash flows exceeded the carrying amount of the assets indicating that the assets were not impaired.
Goodwill and acquired intangible assets - The Company periodically acquires businesses in purchase transactions in which the allocation of the purchase price may result in the recognition of goodwill and other intangible assets. The determination of the value of such intangible assets requires management to make estimates and assumptions. These estimates affect the amount of future period amortization and possible impairment charges.
We perform a goodwill impairment test annually during the third quarter. Goodwill is also tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The provisions of Accounting Standards Codification (ASC) 350, Intangibles - Goodwill and Other, require that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit with its carrying value. We determine the fair value of our reporting units based on a weighting of income and market approaches. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we estimate the fair value based on observed market multiples for comparable businesses. The second step of the goodwill impairment test is required only in situations where the carrying value of the reporting unit exceeds its fair value as determined in the first step. In the second step we would compare the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recorded to the extent that the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill.
Loss contingencies - On certain railcar contracts the total cost to produce the railcar may exceed the actual fixed or determinable contractual sale price of the railcar. When the anticipated loss on production of railcars in backlog is both probable and estimable the Company will accrue a loss contingency. These estimates are based on the best information available at the time of the accrual and may be adjusted at a later date to reflect actual costs.
New Accounting Pronouncements
See Note 2 of Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.
Item 7a. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Foreign Currency Exchange Risk
We have operations in Mexico, Germany and Poland that conduct business in their local currencies as well as other regional currencies. To mitigate the exposure to transactions denominated in currencies other than the functional currency of each entity, we enter into foreign currency forward exchange contracts to protect the margin on a portion of forecast foreign currency sales. At August 31, 2009, $40.4 million of forecast sales in Europe were hedged by foreign exchange contracts. Because of the variety of currencies in which purchases and sales are transacted and the interaction between currency rates, it is not possible to predict the impact a movement in a single foreign currency exchange rate would have on future operating results. We believe the exposure to foreign exchange risk is not material.
In addition to exposure to transaction gains or losses, we are also exposed to foreign currency exchange risk related to the net asset position of our foreign subsidiaries. At August 31, 2009, net assets of foreign subsidiaries aggregated $25.4 million and a 10% strengthening of the United States dollar relative to the foreign currencies would result in a decrease in equity of $2.5 million, 1.1% of total equity. This calculation assumes that each exchange rate would change in the same direction relative to the United States dollar.
Interest Rate Risk
We have managed a portion of our variable rate debt with interest rate swap agreements, effectively converting $47.0 million of variable rate debt to fixed rate debt. As a result, we are exposed to interest rate risk relating to our revolving debt and a portion of term debt, which are at variable rates. At August 31, 2009, 66% of our debt has fixed rates and 34% has variable rates. At August 31, 2009, a uniform 10% increase in interest rates would result in approximately $0.5 million of additional annual interest expense.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Consolidated Balance Sheets
YEARS ENDED AUGUST 31,

(In thousands)	2009(1)	2008(1)

Assets

Cash and cash equivalents	$76,187	$5,957
Restricted cash	1,083	1,231
Accounts receivable	113,371	181,857
Inventories	142,824	252,048
Assets held for sale	31,711	52,363
Equipment on operating leases	313,183	319,321
Investment in direct finance leases	7,990	8,468
Property, plant and equipment	127,974	136,506
Goodwill	137,066	200,148
Intangibles and other assets	96,902	99,061

	$1,048,291	$1,256,960

Liabilities and Equity
Revolving notes	$16,041	$105,808
Accounts payable and accrued liabilities	170,889	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	69,199	82,498
Deferred revenue	19,250	22,035
Notes payable	525,149	475,146

Commitments and contingencies (Notes 26 & 27)

Equity:
Controlling interest
Preferred stock - without par value; 25,000 shares authorized; none outstanding	—	—
Common stock - without par value; 50,000 shares authorized; 17,094 and 16,606 outstanding at August 31, 2009 and 2008	17	17
Additional paid-in capital	117,060	99,677
Retained earnings	116,439	174,831
Accumulated other comprehensive loss	(9,790)	(1,305)

Total equity controlling interest	223,726	273,220

Noncontrolling interest	8,724	8,618

Total Equity	232,450	281,838

	$1,048,291	$1,256,960

(1)	As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 to the Consolidated Financial Statements.
The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations
YEARS ENDED AUGUST 31,

(In thousands, except per share amounts)	2009(1)	2008(1)	2007(1)

Revenue
Manufacturing	$462,496	$665,093	$738,424
Refurbishment & Parts	476,164	527,466	381,670
Leasing & Services	79,465	97,520	103,734

	1,018,125	1,290,079	1,223,828

Cost of revenue
Manufacturing	458,733	653,879	680,908
Refurbishment & Parts	420,294	426,183	317,669
Leasing & Services	45,991	47,774	45,818

	925,018	1,127,836	1,044,395

Margin	93,107	162,243	179,433

Other costs
Selling and administrative	65,743	85,133	83,414
Interest and foreign exchange	45,912	44,320	43,206
Special charges	55,667	2,302	21,899

	167,322	131,755	148,519
Earnings (loss) before income tax and equity in unconsolidated subsidiary	(74,215)	30,488	30,914
Income tax benefit (expense)	16,917	(17,159)	(12,369)

Earnings (loss) before equity in unconsolidated subsidiary	(57,298)	13,329	18,545
Equity in earnings (loss) of unconsolidated subsidiary	(565)	872	(42)

Net earnings (loss)	(57,863)	14,201	18,503
Less: Net loss attributable to noncontrolling interest	1,472	3,182	1,504

Net earnings (loss) attributable to controlling interest	$(56,391)	$17,383	$20,007

Basic earnings (loss) per common share:	$(3.35)	$1.06	$1.25

Diluted earnings (loss) per common share:	$(3.35)	$1.06	$1.24

Weighted average common shares:
Basic	16,815	16,395	16,056
Diluted	16,815	16,417	16,094

(1)	As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 to the Consolidated Financial Statements.
The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Equity
and Comprehensive Income (Loss)

	Attributable to Controlling Interest
					Accumulated Other	Attributable to
(In thousands, except for per share	Common Stock		Additional Paid-in	Retained	Comprehensive	Noncontrolling	Total
amounts)	Shares	Amount	Capital	Earnings	Income (Loss)	Interest	Equity

Balance September 1, 2006 (1)	15,954	$16	$88,539	$147,982	$(401)	$—	$236,136

Net earnings	—	—	—	20,007	—	(1,504)	18,503
Translation adjustment (net of tax effect)	—	—	—	—	771	—	771
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(521)	—	(521)
Unrealized gain on derivative financial instruments (net of tax effect)	—	—	—	—	301	—	301

Comprehensive income							19,054
Investment by joint venture partner						6,750	6,750
Noncontrolling interest adjustments						(100)	(100)
Pension adjustment (net of tax effect)	—	—	—	—	(316)	—	(316)
Cash dividends ($0.32 per share)	—	—	—	(5,144)	—	—	(5,144)
Restricted stock awards	182	—	4,009	—	—	—	4,009
Unamortized restricted stock	—	—	(4,009)	—	—	—	(4,009)
Restricted stock amortization	—	—	3,285	—	—	—	3,285
Stock options exercised	33	—	204	—	—	—	204
Excess tax benefit of stock options exercised	—	—	3,719	—	—	—	3,719

Balance August 31, 2007 (1)	16,169	16	95,747	162,845	(166)	5,146	263,588
Net earnings	—	—	—	17,383	—	(3,182)	14,201
Translation adjustment (net of tax effect)	—	—	—	—	4,852	—	4,852
Pension plan adjustment	—	—	—	—	(6,873)	—	(6,873)
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(94)	—	(94)
Unrealized gain on derivative financial instruments (net of tax effect)	—	—	—	—	905	—	905

Comprehensive income							12,991
Investment by joint venture partner	—	—	—	—	—	6,600	6,600
Noncontrolling interest adjustments	—	—	—	—	—	54	54
Pension adjustment (net of tax effect)	—	—	—	—	71	—	71
Cash dividends ($0.32 per share)	—	—	—	(5,261)	—	—	(5,261)
FIN 48 adjustment	—	—	—	(136)	—	—	(136)
Restricted stock awards (net of cancellations)	432	1	9,473	—	—	—	9,474
Unamortized restricted stock	—	—	(9,442)	—	—	—	(9,442)
Restricted stock amortization	—	—	3,932	—	—	—	3,932
Stock options exercised	5	—	43	—	—	—	43
Excess tax expense of stock options exercised	—	—	(76)	—	—	—	(76)

Balance August 31, 2008 (1)	16,606	17	99,677	174,831	(1,305)	8,618	281,838
Net loss	—	—	—	(56,391)	—	(1,472)	(57,863)
Translation adjustment (net of tax effect)	—	—	—	—	(5,527)	—	(5,527)
Reclassification of derivative financial instruments recognized in net loss (net of tax effect)	—	—	—	—	(612)	—	(612)
Unrealized loss on derivative financial instruments (net of tax effect)	—	—	—	—	(2,465)	—	(2,465)

Comprehensive loss							(66,467)
Investment by joint venture partner	—	—	—	—	—	1,400	1,400
Noncontrolling interest adjustments	—	—	—	—	—	178	178
Pension adjustment (net of tax effect)	—	—	—	—	119	—	119
Cash dividends ($0.12 per share)	—	—	—	(2,001)	—	—	(2,001)
Warrants	—	—	13,410	—	—	—	13,410
Restricted stock awards (net of cancellations)	485	—	1,252	—	—	—	1,252
Unamortized restricted stock	—	—	(1,252)	—	—	—	(1,252)
Restricted stock amortization	—	—	5,062	—	—	—	5,062
Stock options exercised	3	—	23	—	—	—	23
Excess tax expense of stock options exercised	—	—	(1,112)	—	—	—	(1,112)

Balance August 31, 2009 (1)	17,094	$17	$117,060	$116,439	$(9,790)	$8,724	$232,450

(1)	As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 to the Consolidated Financial Statements.
The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows
YEARS ENDED AUGUST 31,

(In thousands)	2009(1)	2008(1)	2007(1)

Cash flows from operating activities:
Net earnings (loss)	$(57,863)	$14,201	$18,503
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	(13,299)	11,528	9,355
Depreciation and amortization	37,669	35,086	32,826
Gain on sales of equipment	(1,167)	(8,010)	(13,400)
Special charges	55,667	2,302	21,899
Accretion of debt discount	4,948	3,550	3,291
Other	3,583	390	105
Decrease (increase) in assets excluding acquisitions:
Accounts receivable	58,521	(7,621)	(17,883)
Inventories	98,751	(29,692)	14,260
Assets held for sale	21,841	(10,621)	4,378
Other	1,157	(2,700)	(411)
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	(86,514)	21,801	(24,600)
Deferred revenue	(2,829)	1,904	(1,996)

Net cash provided by operating activities	120,465	32,118	46,327

Cash flows from investing activities:
Principal payments received under direct finance leases	429	375	511
Proceeds from sales of equipment	15,555	14,598	119,695
Investment in and net advances to unconsolidated subsidiaries	—	858	(849)
Acquisitions, net of cash acquired	—	(91,166)	(268,184)
De-consolidation of subsidiary	—	(1,217)	—
Decrease (increase) in restricted cash	(109)	2,046	(454)
Capital expenditures	(38,847)	(77,644)	(137,294)

Net cash used in investing activities	(22,972)	(152,150)	(286,575)

Cash flows from financing activities:
Changes in revolving notes	(81,251)	55,514	15,007
Net proceeds from issuance of notes payable	69,768	49,613	99,441
Repayments of notes payable	(16,436)	(6,919)	(5,388)
Repayment of subordinated debt	—	—	(2,091)
Investment by joint venture partner	1,400	6,600	6,750
Dividends paid	(2,001)	(5,261)	(5,144)
Stock options and restricted stock awards exercised	5,085	4,007	3,489
Excess tax benefit (expense) of stock options exercised	(1,112)	(76)	3,719

Net cash provided by (used in) financing activities	(24,547)	103,478	115,783

Effect of exchange rate changes	(2,716)	1,703	2,379
Increase (decrease) in cash and cash equivalents	70,230	(14,851)	(122,086)
Cash and cash equivalents
Beginning of period	5,957	20,808	142,894

End of period	$76,187	$5,957	$20,808

Cash paid during the period for:
Interest	$31,967	$35,274	$33,714
Income taxes	$2,192	$3,620	$2,985
Non-cash activity
Transfer of railcars held for sale to equipment on operating leases	$4,830	$6,441	$—
Adjustment to tax reserve	7,415	—	—
Warrant valuation	13,410	—	—
Supplemental disclosure of non-cash activity:
Assumption of acquisition capital lease obligation	$—	$498	$229
Seller receivable netted against acquisition note	—	503	—
De-consolidation of subsidiary (see note 5)	—	15,313	—
Supplemental disclosure of subsidiary acquired
Assets acquired	$—	$(96,782)	$(330,459)
Liabilities assumed	—	5,616	56,144
Acquisition note payable	—	—	3,000
Cash acquired	—	—	3,131

Acquisitions, net of cash acquired	$—	$(91,166)	$(268,184)

(1)	As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 to the Consolidated Financial Statements.
The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements
Note 1 — Nature of Operations
The Greenbrier Companies, Inc. and its subsidiaries (Greenbrier or the Company) currently operate in three primary business segments: Manufacturing, Refurbishment & Parts and Leasing & Services. The three business segments are operationally integrated. With operations in the United States, Mexico and Poland, the Manufacturing segment produces double-stack intermodal railcars, conventional railcars, tank cars and marine vessels. The Refurbishment & Parts segment performs railcar repair, refurbishment and maintenance activities in the United States and Mexico as well as wheel and axle servicing and production of a variety of parts for the railroad industry. The Leasing & Services segment owns approximately 9,000 railcars and provides management services for approximately 217,000 railcars for railroads, shippers, carriers and other leasing and transportation companies in North America. Greenbrier also produces railcar castings through an unconsolidated joint venture.
Note 2 — Summary of Significant Accounting Policies
Principles of consolidation - The financial statements include the accounts of the Company and its subsidiaries in which it has a controlling interest. All intercompany transactions and balances are eliminated upon consolidation.
Unclassified Balance Sheet - The balance sheets of the Company are presented in an unclassified format as a result of significant leasing activities for which the current or non-current distinction is not relevant. In addition, the activities of the Manufacturing, Refurbishment & Parts and Leasing & Services segments are so intertwined that in the opinion of management, any attempt to separate the respective balance sheet categories would not be meaningful and may lead to the development of misleading conclusions by the reader.
Foreign currency translation - Operations outside the United States prepare financial statements in currencies other than the United States dollar. Revenues and expenses are translated at average exchange rates for the year, while assets and liabilities are translated at year-end exchange rates. Translation adjustments are accumulated as a separate component of stockholders’ equity in other comprehensive income (loss), net of tax.
Cash and cash equivalents - Cash is temporarily invested primarily in bankers’ acceptances, United States Treasury bills, commercial paper and money market funds. All highly-liquid investments with a maturity of three months or less at the date of acquisition are considered cash equivalents.
Restricted cash - Restricted cash is a pass through account for activity related to car hire auditing and processing for certain third party customers and cash assigned as collateral for European performance guarantees.
Accounts receivable - Accounts receivable are stated net of allowance for doubtful accounts of $5.6 million as of August 31, 2009 and 2008.
Inventories - Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process includes material, labor and overhead.
Assets held for sale - Assets held for sale consist of new railcars in transit to delivery point, railcars on lease with the intent to sell, used railcars that will either be sold or refurbished or placed on lease and then sold, finished goods and completed wheel sets.
Equipment on operating leases - Equipment on operating leases is stated at cost. Depreciation to estimated salvage value is provided on the straight-line method over the estimated useful lives of up to thirty-five years.

Property, plant and equipment - Property, plant and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives which are as follows:

Depreciable Life
Buildings and improvements	10 — 25 years
Machinery and equipment	3 — 15 years
Other	3 — 7 years
Goodwill - Goodwill is recorded when the purchase price of an acquisition exceeds the fair market value of the assets acquired. Goodwill is not amortized and is tested for impairment at least annually and more frequently if material changes in events or circumstances arise. This testing compares carrying values to fair values and if the carrying value of these assets is in excess of fair value, the carrying value is reduced to fair value. The Company performs a goodwill impairment test annually during the third quarter.
Intangible and other assets - Intangible assets are recorded when a portion of the purchase price of an acquisition is allocated to assets such as customer contracts and relationships, trade names, certifications and backlog. Intangible assets with finite lives are amortized using the straight line method over their estimated useful lives and include the following: proprietary technology, 10 years; trade names, 5 years; patents, 11 years; and long-term customer agreements, 5 to 20 years. Other assets include loan fees and debt acquisition costs which are capitalized and amortized as interest expense over the life of the related borrowings.
Impairment of long-lived assets - When changes in circumstances indicate the carrying amount of certain long-lived assets may not be recoverable, the assets are evaluated for impairment. If the forecast undiscounted future cash flows are less than the carrying amount of the assets, an impairment charge to reduce the carrying value of the assets to estimated realizable value is recognized in the current period. No impairment was recorded in the current fiscal year.
Maintenance obligations - The Company is responsible for maintenance on a portion of the managed and owned lease fleet under the terms of maintenance obligations defined in the underlying lease or management agreement. The estimated liability is based on maintenance histories for each type and age of railcar. The liability, included in accounts payable and accrued liabilities, is reviewed periodically and updated based on maintenance trends and known future repair or refurbishment requirements.
Warranty accruals - Warranty costs are estimated and charged to operations to cover a defined warranty period. The estimated warranty cost is based on history of warranty claims for each particular product type. For new product types without a warranty history, preliminary estimates are based on historical information for similar product types. The warranty accruals, included in accounts payable and accrued liabilities, are reviewed periodically and updated based on warranty trends.
Contingent rental assistance - The Company has entered into contingent rental assistance agreements on certain railcars, subject to leases, that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over remaining periods of up to five years. A liability is established when management believes that it is probable that a rental shortfall will occur and the amount can be estimated. All existing rental assistance agreements were entered into prior to December 31, 2002.
Income taxes - The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences between assets and liabilities recognized for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount that will more likely than not be realized. As a result of current guidance for accounting for uncertainties in income tax, we recognize liabilities for uncertain tax positions based on whether evidence indicates that it is more likely than not that the position will be sustained on audit. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. The Company reevaluates these uncertain tax positions on a quarterly basis. Changes in assumptions may result in the recognition of a tax benefit or an additional charge to the tax provision.

Noncontrolling interest - In October 2006, the Company formed a joint venture with Grupo Industrial Monclova, S.A. (GIMSA) to manufacture new railroad freight cars for the North American marketplace at GIMSA’s existing manufacturing facility located in Frontera, Mexico. Each party owns a 50% interest in the joint venture. Production began late in the Company’s third quarter of 2007. The financial results of this operation are consolidated for financial reporting purposes as the Company maintains a controlling interest as evidenced by the right to appoint the majority of the board of directors, control over accounting, financing, marketing and engineering, and approval and design of products. The noncontrolling interest reflected in the Company’s consolidated financial statements represents the joint venture partner’s equity in this venture.
Accumulated other comprehensive income (loss) - Accumulated other comprehensive income (loss) represents net earnings (loss) plus all other changes in net assets from non-owner sources.
Revenue recognition - Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.
Railcars are generally manufactured, repaired or refurbished under firm orders from third parties. Revenue is recognized when new or refurbished railcars are completed, accepted by an unaffiliated customer and contractual contingencies removed. Marine revenues are either recognized on the percentage of completion method during the construction period or on the completed contract method based on the terms of the contract. Cash payments received in advance prior to meeting revenue recognition criteria are accounted for in deferred revenue. Direct finance lease revenue is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. Operating lease revenue is recognized as earned under the lease terms. Certain leases are operated under car hire arrangements whereby revenue is earned based on utilization, car hire rates and terms specified in the lease agreement. Car hire revenue is reported from a third party source two months in arrears; however, such revenue is accrued in the month earned based on estimates of use from historical activity and is adjusted to actual as reported. Such adjustments historically have not differed significantly from the estimate.
Research and development - Research and development costs are expensed as incurred. Research and development costs incurred for new product development during the years ended August 31, 2009, 2008 and 2007 were $1.7 million, $2.9 million and $2.4 million.
Forward exchange contracts - Foreign operations give rise to risks from changes in foreign currency exchange rates. Forward exchange contracts with established financial institutions are utilized to hedge a portion of such risk. Realized and unrealized gains and losses are deferred in other comprehensive income (loss) and recognized in earnings concurrent with the hedged transaction or when the occurrence of the hedged transaction is no longer considered probable. Ineffectiveness is measured and any gain or loss is recognized in foreign exchange gain or loss. Even though forward exchange contracts are entered into to mitigate the impact of currency fluctuations, certain exposure remains, which may affect operating results. In addition, there is risk for counterparty non-performance.
Interest rate instruments - Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The net cash amounts paid or received under the agreements are accrued and recognized as an adjustment to interest expense.
Net earnings per share - Basic earnings per common share (EPS) excludes the potential dilution that would occur if additional shares were issued upon exercise of outstanding stock options, while diluted EPS takes this potential dilution into account using the treasury stock method.
Stock-based compensation - All stock options were vested prior to September 1, 2005 and accordingly no compensation expense was recognized for stock options for the years ended August 31, 2009, 2008 and 2007. The value, at the date of grant, of stock awarded under restricted stock grants is amortized as compensation expense over the vesting period of two to five years. Compensation expense recognized related to restricted stock grants for the years ended August 31, 2009, 2008 and 2007 was $5.1 million, $3.9 million and $3.1 million.

Subsequent events - Management has evaluated subsequent events as of November 12, 2009, the date the financial statements were issued, and has determined there are no subsequent events to be reported.
Management estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires judgment on the part of management to arrive at estimates and assumptions on matters that are inherently uncertain. These estimates may affect the amount of assets, liabilities, revenue and expenses reported in the financial statements and accompanying notes and disclosure of contingent assets and liabilities within the financial statements. Estimates and assumptions are periodically evaluated and may be adjusted in future periods. Actual results could differ from those estimates.
Initial Adoption of Accounting Policies - In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which has been codified within Accounting Standards Codification (ASC) 825, Financial Instruments, which permits entities to choose to measure many financial assets and financial liabilities at fair value rather than historical value. Unrealized gains and losses on items for which the fair value option is elected are reported in earnings. This statement was effective for the Company beginning September 1, 2008 and the Company has not elected the fair value option for any additional financial assets and liabilities beyond those already prescribed by generally accepted accounting principles.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of SFAS No. 133. This statement, which has been codified within ASC 815, Derivatives and Hedging, changes the presentation of the disclosure of the Company’s derivative and hedging activity and was effective for the Company beginning September 1, 2008.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events. This statement, which has been codified within ASC 855, Subsequent Events, establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This statement was effective for the Company beginning with the quarter ended August 31, 2009.
Prospective Accounting Changes - In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement, which has been codified within ASC 820, Fair Value Measurement and Disclosures, defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. The measurement and disclosure requirements are effective for the Company for the fiscal year beginning September 1, 2008. The adoption did not have an effect on the Company. In January 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 to defer SFAS No. 157’s effective date for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis was effective for the Company beginning September 1, 2009. In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This FSP provides examples to illustrate key considerations in determining fair value of a financial asset when the market for that financial asset is not active. This position provides additional fair value disclosure and was effective for the Company beginning September 1, 2009.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. This statement, which has been codified within ASC 805, Business Combinations, establishes the principles and requirements for how an acquirer: recognizes and measures the assets acquired, liabilities assumed, and non-controlling interest; recognizes and measures goodwill; and identifies disclosures. This statement was effective for the Company for business combinations entered into on or after September 1, 2009.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. This statement, which has been codified within ASC 810, Consolidations, establishes reporting standards for noncontrolling interests in subsidiaries. This statement changes the presentation of noncontrolling interests in subsidiaries in the financial statements for the Company beginning September 1, 2009 and the presentation and disclosure has been retrospectively applied for all periods presented.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). This guidance specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This guidance, which has been codified within ASC470, Debt, was effective for the Company beginning September 1, 2009 with respect to its $100.0 million of outstanding convertible debt. This guidance requires retrospective adjustments for all periods the Company had the convertible debt outstanding. See Note 31 for the effects of the adoption of this guidance on the Company’s Consolidated Financial Statements. The debt discount is expected to be amortized using the effective interest rate method through May 2013 and the amortization expense will be included in Interest and foreign exchange on the Consolidated Statements of Operations. The pre-tax amortization is expected to be approximately $4.1 million in the year ending August 31, 2010, $4.5 million in the year ending August 31, 2011, $4.8 million in the year ending August 31, 2012 and $3.6 million in the year ending August 31, 2013.
In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). This statement retains the scope of Interpretation 46(R) with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in SFAS No. 166, Accounting for Transfers of Financial Assets. This statement, which has been codified within ASC 810, Consolidations, is effective for the Company as of September 1, 2010. Management believes this statement will not have an impact on its Consolidated Financial Statements. The Company will continue to evaluate the impact of this statement, if any, as the effective date approaches.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. The FASB Accounting Standards CodificationTM, which has been codified within ASC 105, Generally Accepted Accounting Principles, has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in accordance with GAAP. All existing accounting standard documents are superseded by the ASC and any accounting literature not included in the ASC will not be authoritative. However, rules and interpretive releases of the Securities and Exchange Commission (SEC) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. All references to GAAP in the Consolidated Financial Statements will use the new ASC numbering system and was effective for the Company beginning with the quarter ending November 30, 2009. The Codification does not change or alter existing GAAP therefore it will have no impact on the Company’s Consolidated Financial Statements.
Note 3 — Acquisitions
Fiscal 2008
Roller Bearing Industries
On April 4, 2008 the Company purchased substantially all of the operating assets of Roller Bearing Industries, Inc. (RBI) for $7.8 million in cash. The purchase price was paid from existing cash balances and credit facilities. RBI operates a railcar bearings reconditioning business in Elizabethtown, Kentucky. These bearings are used in the reconditioning of railcar wheelsets. The financial results of this operation since the acquisition are reported in the Company’s Consolidated Financial Statements as part of the Refurbishment & Parts segment. The impact of this acquisition was not material to the Company’s consolidated results of operations; therefore, pro forma financial information has not been included.

The fair value of the net assets acquired from RBI was as follows:

(In thousands)

Accounts receivable	$479
Inventories	2,963
Property, plant and equipment	1,644
Intangibles and other	1,178
Goodwill	1,742

Total assets acquired	8,006

Accounts payable and accrued liabilities	165

Total liabilities assumed	165

Net assets acquired	$7,841

American Allied Railway Equipment Company
On March 28, 2008 the Company purchased substantially all of the operating assets of American Allied Railway Equipment Company and its affiliates (AARE) for $83.3 million in cash. The purchase price was paid from existing cash balances and credit facilities. AARE’s two wheel facilities in Washington, Illinois and Macon, Georgia, supply new and reconditioned wheelsets to freight car maintenance locations as well as new railcar manufacturing facilities. AARE also operates a parts reconditioning business in Peoria, Illinois, where it reconditions railcar yokes, couplers, side frames and bolsters. The financial results since the acquisition are reported in the Company’s Consolidated Financial Statements as part of the Refurbishment & Parts segment.
On January 31, 2009, the wheel facility in Washington, Illinois was extensively damaged by fire. Substantially all the work scheduled to be completed at this facility has been shifted to other wheel facilities in the Refurbishment & Parts network, with no significant disruptions in service to the Company’s customers, and the facility has been closed. The Company believes it is adequately covered by insurance for this loss.
The fair value of the net assets acquired from AARE was as follows:

(In thousands)

Accounts receivable	$10,228
Inventories	12,966
Property, plant and equipment	8,377
Intangibles and other	27,800
Goodwill	29,405

Total assets acquired	88,776

Accounts payable and accrued liabilities	5,451

Total liabilities assumed	5,451

Net assets acquired	$83,325

The unaudited pro forma financial information presented below has been prepared to illustrate Greenbrier’s consolidated results had the acquisition of AARE occurred at the beginning of each period presented:

	Years ended August 31,
(In thousands, except per share amounts)	2008	2007

Revenue	$1,341,839	$1,320,720
Net earnings	$19,146	$26,896
Basic earnings per share	$1.17	$1.68
Diluted earnings per share	$1.17	$1.67
The unaudited pro forma financial information is not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the fiscal year, and may not be indicative of the results of future operations of the Company.

Note 4 — Special Charges
In May 2009, the Company recorded special charges of $55.7 million associated with the impairment of goodwill. These charges consist of $1.3 million in the Manufacturing segment, $3.1 million in the Leasing & Services segment and $51.3 million in the Refurbishment & Parts segment.
In April 2007, the Company’s board of directors approved the permanent closure of the Company’s Canadian railcar manufacturing facility, TrentonWorks Ltd. (TrentonWorks). As a result of the facility closure decision, special charges of $2.3 million were recorded during 2008 consisting of severance costs and professional and other expenses.
Special charges of $21.9 million were recorded during 2007 associated with the impairment and subsequent closure of TrentonWorks. These charges consist of $14.2 million of impairment of property, plant and equipment, $2.1 million of inventory impairment, $1.1 million impairment of goodwill and other, $3.9 million of severance costs and $0.6 million of professional and other fees.
Note 5 — De-consolidation of Subsidiary
On March 13, 2008 TrentonWorks filed for bankruptcy with the Office of the Superintendent of Bankruptcy Canada whereby the assets of TrentonWorks are being administered and liquidated by an appointed trustee. The Company has not guaranteed any obligations of TrentonWorks and does not believe it will be liable for any of TrentonWorks’ liabilities. Under generally accepted accounting principles, consolidation is generally required for investments of more than 50% ownership, except when control is not held by the majority owner. Under these principles, bankruptcy represents a condition which may preclude consolidation in instances where control rests with the bankruptcy court and trustee, rather than the majority owner. As a result, the Company discontinued consolidating TrentonWorks’ financial statements beginning on March 13, 2008 and began reporting its investment in TrentonWorks using the cost method. Under the cost method, the investment is reflected as a single amount on the Company’s Consolidated Balance Sheet. De-consolidation resulted in a negative investment in the subsidiary of $15.3 million which is included as a liability on the Company’s Consolidated Balance Sheet titled Losses in excess of investment in de-consolidated subsidiary. In addition, a $3.4 million loss is included in Accumulated other comprehensive loss. The Company may recognize up to $11.9 million of income with the reversal of the $15.3 million liability, net of the $3.4 million other comprehensive loss, when the bankruptcy is resolved and the Company is legally released from any future obligations.
The following is the TrentonWorks condensed balance sheet as of March 13, 2008:
(In thousands, unaudited)

March 13,
2008

Assets
Cash and cash equivalents	$1,217
Accounts receivable	694
Property, plant and equipment	3,256
Intangibles and other assets	162

$5,329

Liabilities and Stockholders’ Deficit
Accounts payable and accrued liabilities	11,755
Notes payable	8,887
Stockholders’ deficit	(15,313)

$5,329

Note 6 — Inventories

	Years ended August 31,
(In thousands)	2009	2008

Manufacturing supplies and raw materials	$113,935	$150,505
Work-in-process	33,771	106,542
Lower cost or market adjustment	(4,882)	(4,999)

	$142,824	$252,048

	Years ended August 31,
(In thousands)	2009	2008	2007

Lower of cost or market adjustment
Balance at beginning of period	$4,999	$3,807	$5,035
Charge to cost of revenue	2,340	4,567	5,092
Disposition of inventory	(1,896)	(3,636)	(6,667)
Currency translation effect	(561)	261	347

Balance at end of period	$4,882	$4,999	$3,807

Note 7 — Assets Held for Sale

	Years ended August 31,
(In thousands)	2009	2008

Railcars held for sale	$13,625	$23,559
Railcars in transit to customer	192	6,787
Finished goods — parts	17,894	22,017

	$31,711	$52,363

Note 8 — Investment in Direct Finance Leases

	Years ended August 31,
(In thousands)	2009	2008

Future minimum receipts on lease contracts	$13,913	$15,966
Maintenance, insurance, and taxes	(319)	(1,201)

Net minimum lease receipts	13,594	14,765
Estimated residual values	1,399	1,461
Unearned finance charges	(7,003)	(7,758)

	$7,990	$8,468

Future minimum receipts on the direct finance lease contracts are as follows:

(In thousands)
|
Year ending August 31,
2010	$2,044
2011	2,043
2012	2,043
2013	1,708
2014	1,597
Thereafter	4,478

$13,913

Note 9 — Equipment on Operating Leases
Equipment on operating leases is reported net of accumulated depreciation of $79.8 million and $68.8 million as of August 31, 2009 and 2008. In addition, certain railcar equipment leased-in by the Company (see Note 26) is subleased to customers under non-cancelable operating leases. Aggregate minimum future amounts receivable under all non-cancelable operating leases and subleases are as follows:

(In thousands)
Year ending August 31,
2010	$27,478
2011	22,483
2012	15,682
2013	8,867
2014	7,752
Thereafter	19,477

$101,739

Certain equipment is also operated under daily, monthly or car hire arrangements. Associated revenue amounted to $22.8 million, $28.4 million and $25.9 million for the years ended August 31, 2009, 2008 and 2007.
Note 10 — Property, Plant and Equipment

	Years ended August 31,
(In thousands)	2009	2008
Land and improvements	$20,324	$21,323
Machinery and equipment	163,444	157,567
Buildings and improvements	76,970	71,029
Other	23,927	37,197

	284,665	287,116
Accumulated depreciation	(156,691)	(150,610)

	$127,974	$136,506

Note 11 — Goodwill
Changes in the carrying value of goodwill for the year ended August 31, 2009 are as follows:

		Refurbishment	Leasing
(In thousands)	Manufacturing	& Parts	& Services	Total

Balance beginning of period	$1,287	$195,790	$3,071	$200,148
Goodwill impairment	(1,287)	(51,309)	(3,071)	(55,667)
Reserve reversal	—	(7,415)	—	(7,415)

Balance August 31, 2009	$—	$137,066	$—	$137,066

The Company tests goodwill annually during the third quarter using a testing date of February 28th. In accordance with the provision of ASC 350, Intangibles - Goodwill and Other, the Company performed Step One of the analysis as of February 28, 2009. This analysis included an equity test whereby the fair value of each reporting unit’s total equity is compared to the carrying value of equity and an asset test whereby the fair value of each reporting unit’s total assets was estimated and compared to the carrying value of assets. Greenbrier’s reporting units for this test are the same as its segments. The fair value of the Company’s reporting units was determined based on a weighting of income and market approaches. Under the income approach, the fair value of a reporting unit is based on the present value of estimated future cash flows. Under the market approach, the fair value is based on observed market multiples for comparable businesses and guideline transactions. The Company also considered the premium of the implied value of its reporting units over the current market value of its stock. Results of the Step One analysis indicated that the carrying amounts of all reporting units were in excess of their fair value indicating that an impairment was probable. Accordingly, the Company was required to perform Step Two of the impairment analysis to determine the amount, if any, of goodwill impairment to be recorded.
Under Step Two of the analysis, the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. The Step Two analysis was completed during the third quarter and the Company concluded that a portion of its goodwill was impaired. As a result, a pre-tax non-cash impairment charge of $55.7 million was recorded which consists of $1.3 million in the Manufacturing segment, $3.1 million in the Leasing & Services segment and $51.3 million in the Refurbishment & Parts segment. After goodwill impairment charges, a balance of $137.1 million remained in goodwill related to the Refurbishment & Parts segment.
In addition, during the first quarter of 2009 there was a reduction in goodwill and a corresponding reduction in a tax liability of $7.4 million relating to a release of a tax reserve that was initially recorded as goodwill on the acquisition of Meridian Rail Holdings Corp. The contingency requiring this reserve lapsed in the first quarter of 2009.
Note 12 — Intangibles and other assets
Intangible assets that are determined to have finite lives are amortized over their useful lives. Intangible assets with indefinite useful lives are not amortized and are periodically evaluated for impairment.
The following table summarizes the Company’s identifiable intangible assets balance:

	Years ended August 31,
(In thousands)	2009	2008

Intangible assets subject to amortization:
Customer relationships	$66,825	$66,825
Accumulated amortization	(9,549)	(5,395)

Other intangibles	5,187	5,713
Accumulated amortization	(2,289)	(1,737)

	60,174	65,406

Intangible assets not subject to amortization	912	912
Prepaid and other assets	35,816	32,743

	$96,902	$99,061

Intangible assets with finite lives are amortized using the straight line method over their estimated useful lives and include the following: proprietary technology, 10 years; trade names, 5 years; patents, 11 years; and long-term customer agreements and relationships, 5 to 20 years. Amortization expense for the years ended August 31, 2009, 2008 and 2007 was $4.8 million, $3.7 million and $3.3 million. Amortization expense for the years ending August 31, 2010, 2011, 2012, 2013 and 2014 is expected to be $4.8 million, $4.7 million, $4.5 million, $4.4 million and $4.3 million.

Note 13 — Investment in Unconsolidated Subsidiaries
In June 2003, the Company acquired a 33% minority ownership interest in a joint venture which produces castings for freight cars. This joint venture is accounted for under the equity method and the investment is included in other assets on the Consolidated Balance Sheets.
The facility has been idled and expects to restart production when demand returns. The Company, along with the other partners, has made an additional investment during the first quarter of 2010, the Company’s share of which was $0.5 million. Additional investments may be required later in the year.
Summarized financial data for the castings joint venture is as follows:

	Years ended August 31,
(In thousands)	2009	2008

Current assets	$2,972	$14,528
Total assets	$16,606	$29,538
Current liabilities	$2,372	$11,967
Equity	$12,029	$14,856

	Years ended August 31,
(In thousands)	2009	2008	2007

Revenue	$34,108	$86,293	$80,101
Net earnings (loss)	$(2,827)	$4,355	$(217)
Note 14 — Revolving Notes
All amounts originating in foreign currency have been translated at the August 31, 2009 exchange rate for the following discussion. As of August 31, 2009 senior secured revolving credit facilities, consisting of two components, aggregated $125.3 million. As of August 31, 2009 a $100.0 million revolving line of credit was available to provide working capital and interim financing of equipment, principally for the United States and Mexican operations. Advances under this facility bear interest at variable rates that depend on the type of borrowing and the defined ratio of debt to total capitalization. Available borrowing for the credit facility are generally based on defined levels of inventory, receivables, property, plant and equipment and leased equipment, as well as total debt to consolidated capitalization and interest coverage ratios. In addition, as of August 31, 2009, lines of credit totaling $25.3 million, with various variable rates, were available for working capital needs of the European manufacturing operation. Currently these European credit facilities have maturities that range from April 2010 through June 2010. European credit facility renewals are continually under negotiation and the Company expects the available credit facilities to be approximately $23.0 million through June 30, 2010.
As of August 31, 2009 outstanding borrowings under our facilities consists of $4.0 million in letters of credit outstanding under the North American credit facility and $16.0 million in revolving notes outstanding under the European credit facilities.
On June 10, 2009, the Company entered into an amendment to its North American revolving credit facility. The amendment reduced the aggregate commitments under the facility from $290.0 million to $100.0 million, increased applicable margins on base rate loans to prime, as defined, plus 3.5% and LIBOR loans to LIBOR plus 4.5%, placed certain limitations on permitted acquisitions and amended certain financial ratio covenants effective as of May 31, 2009, including the exclusion of the effects of non cash goodwill impairment charges. The maturity of the facility remains unchanged at November 2011.

Note 15 — Accounts Payable and Accrued Liabilities

	Years ended August 31,
(In thousands)	2009	2008

Trade payables	$128,807	$207,173
Accrued payroll and related liabilities	16,332	25,478
Accrued maintenance	16,206	17,067
Accrued warranty	8,184	11,873
Other	1,360	12,731

	$170,889	$274,322

Note 16 — Maintenance and Warranty Accruals

	Years ended August 31,
(In thousands)	2009	2008	2007

Accrued maintenance
Balance at beginning of period	$17,067	$20,498	$22,985
Charged to cost of revenue	17,005	17,720	18,268
Payments	(17,866)	(21,151)	(20,755)

Balance at end of period	$16,206	$17,067	$20,498

Accrued warranty
Balance at beginning of period	$11,873	$15,911	$14,201
Charged to cost of revenue	32	2,808	2,585
Payments	(3,193)	(5,655)	(3,545)
Currency translation effect	(528)	956	596
De-consolidation effect	—	(2,147)	—
Acquisition	—	—	2,074

Balance at end of period	$8,184	$11,873	$15,911

Note 17 — Notes Payable

	Years ended August 31,
(In thousands)	2009	2008

Senior unsecured notes	$235,000	$235,000
Convertible senior notes	100,000	100,000
Term loans	219,075	160,476
Other notes payable	398	532

	554,473	496,008
Debt discount net of amortization	(29,324)	(20,862)

	$525,149	$475,146

Senior unsecured notes, due 2015, bear interest at a fixed rate of 8 3/8%, paid semi-annually in arrears on May 15th and November 15th of each year. Payment on the notes is guaranteed by substantially all of the Company’s domestic subsidiaries.
Convertible senior notes, due 2026, bear interest at a fixed rate of 2 3/8%, paid semi-annually in arrears on May 15th and November 15th. The Company will also pay contingent interest of 3/8% on the notes in certain circumstances commencing with the six month period beginning May 15, 2013. Payment on the convertible notes is guaranteed by substantially all of the Company’s domestic subsidiaries. The convertible senior notes will be convertible upon the occurrence of specified events into cash and shares, if any, of Greenbrier’s common stock at an initial conversion rate of 20.8125 shares per $1,000 principal amount of the notes (which is equal to an initial conversion price of $48.05 per share). The initial conversion rate is subject to adjustment upon the occurrence of certain events, as defined. On or after May 15, 2013, Greenbrier may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. On May 15, 2013, May 15, 2016 and May 15, 2021 and in the event of certain fundamental changes, holders may require the Company to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. ASC 470-20, Debt – Debt with Conversion and Other Options, was effective for the Company beginning September 1, 2009 in respect to the $100.0 million convertible senior notes. See Note 31, in the Notes to Consolidated Financial Statements for the impact to the Company’s Consolidated Financial Statements.
On March 30, 2007, the Company issued a $100.0 million senior term note secured by a pool of leased railcars. The note bears a floating interest rate of LIBOR plus 1% with principal of $0.7 million paid quarterly in arrears and a balloon payment of $81.8 million due at the end of the seven-year loan term. On May 9, 2008, the Company issued an additional $50.0 million senior term note secured by a pool of leased railcars. The note bears a floating interest rate of LIBOR plus 1% with principal of $0.3 million paid quarterly in arrears and a balloon payment of $41.2 million due at the end of the seven-year loan term. On June 10, 2009, the Company issued a $75.0 million term loan secured by eligible assets of a subsidiary maturing in June 2012. The loan contains no financial covenants and has a variable interest rate of LIBOR plus 3.5% paid quarterly in arrears and a balloon payment of $75.0 million due at the end of the three-year loan term. In connection with the loan the Company issued warrants to purchase 3.378 million shares of its common stock at $6 per share, both subject to adjustment in certain circumstances. The warrants have a five-year term. The warrants were valued at $13.4 million, and recorded as a debt discount (reducing Notes payable) and Additional paid-in capital (increasing equity) on the Consolidated Balance Sheet. This debt discount will be amortized and recorded as Interest and foreign exchange in the Statements of Operations over the life of the loan. The amortization of the warrants was $1.1 million for the year ended August 31, 2009 and is expected to be $4.5 million for the year ending August 31, 2010, $4.5 million for the year ending August 31, 2011 and $3.3 million for the year ending August 31, 2012.
The revolving and operating lines of credit, along with notes payable, contain covenants with respect to the Company and various subsidiaries, the most restrictive of which, among other things, limit the ability to: incur additional indebtedness or guarantees; pay dividends or repurchase stock; enter into sale leaseback transactions; create liens; sell assets; engage in transactions with affiliates, including joint ventures and non U.S. subsidiaries, including but not limited to loans, advances, equity investments and guarantees; enter into mergers, consolidations or sales of substantially all the Company’s assets; and enter into new lines of business. The covenants also require certain maximum ratios of debt to total capitalization and minimum levels of fixed charges (interest and rent) coverage.
Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain term loans. At August 31, 2009, such agreements had a notional amount of $47.0 million and mature in March 2014.
Principal payments on the notes payable are as follows:

(In thousands)
Year ending August 31,
2010	$5,688
2011	4,173
2012	79,176
2013	4,061
2014	84,475
Thereafter	376,900

$554,473

Note 18 — Derivative Instruments
Foreign operations give rise to market risks from changes in foreign currency exchange rates. Foreign currency forward exchange contracts with established financial institutions are utilized to hedge a portion of that risk in Pound Sterling and Euro. Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The Company’s foreign currency forward exchange contracts and interest rate swap agreements are designated as cash flow hedges, and therefore the unrealized gains and losses are recorded in accumulated other comprehensive loss.
At August 31, 2009 exchange rates, forward exchange contracts for the sale of Euro aggregated $39.0 million and for the sale of Pound Sterling aggregated $1.4 million. Adjusting the foreign currency exchange contracts to the fair value of the cash flow hedges at August 31, 2009 resulted in an unrealized pre-tax loss of $0.3 million that was recorded in accumulated other comprehensive loss. The fair value of the contracts is included in accounts payable and accrued liabilities on the Consolidated Balance Sheets. As the contracts mature at various dates through November 2010, any such gain or loss remaining will be recognized in manufacturing revenue along with the related transactions. In the event that the underlying sales transaction does not occur or does not occur in the period designated at the inception of the hedge, the amount classified in accumulated other comprehensive loss would be reclassified to the current year’s results of operations.
At August 31, 2009, an interest rate swap agreement had a notional amount of $47.0 million and matures March 2014. The fair value of this cash flow hedge at August 31, 2009 resulted in an unrealized pre-tax loss of $3.6 million. The loss is included in accumulated other comprehensive loss and the fair value of the contracts is included in accounts payable and accrued liabilities on the Consolidated Balance Sheet. As interest expense on the underlying debt is recognized, amounts corresponding to the interest rate swap are reclassified from accumulated other comprehensive loss and charged or credited to interest expense. At August 31, 2009 interest rates, approximately $1.4 million would be reclassified to interest expense in the next 12 months.
Fair Values of Derivative Instruments

	Year ended August 31, 2009
	Asset derivatives		Liability derivatives
	Balance sheet		Balance sheet
(In thousands)	location	Fair Value	location	Fair Value
Derivatives designated as hedging instruments under FAS 133

Foreign forward exchange contracts	Accounts receivable	$1,004	Accounts payable and accrued liabilities	$1,650
Interest rate swap contracts	Other assets	—	Accounts payable and accrued liabilities	3,617

		$1,004		$5,267

Derivatives not designated as hedging instruments under FAS 133

Foreign forward exchange contracts	Accounts receivable	$279	Accounts payable and accrued liabilities	$590

The Effect of Derivative Instruments on the Statement of Operations

Derivatives in FAS 133 cash		Gain(loss) recognized in income on
flow hedging relationships	Location of gain (loss) recognized in income on derivative	derivative
		2009
Foreign forward exchange contracts	Interest and foreign exchange	$(8,243)

Derivatives in FAS	Gain (loss) recognized in	Location of gain	Gain (loss)	Location of gain (loss)	Gain (loss) recognized on
133 cash flow	OCI on derivatives	(loss) reclassified	reclassified from	in income on derivative	derivative (ineffective
hedging	(effective	from accumulated	accumulated OCI	(ineffective portion and	portion and amount excluded
relationships	portion)	OCI into income	into income (effective portion)	amount excluded from effectiveness testing)	from effectiveness testing)
	2009		2009		2009

Foreign forward exchange contracts	$(7,709)	Revenue	$(6,777)	Revenue	$—
Interest rate swap contracts	(3,295)	Interest and foreign exchange	(1,345)	Interest and foreign exchange	—

	$(11,004)		$(8,122)		$—

Note 19 —Equity
In January 2005, the stockholders approved the 2005 Stock Incentive Plan. The plan provides for the grant of incentive stock options, non-statutory stock options, restricted shares, stock units and stock appreciation rights. The maximum aggregate number of the Company’s common shares available for issuance under the plan is 1,300,000. In January 2009, the stockholders approved an amendment to the 2005 Stock Incentive Plan that increased by 525,000 the maximum number of shares of the Company’s common stock that may be issued under the plan. During the years ended August 31, 2009, 2008 and 2007, the Company awarded restricted stock grants totaling 696,134, 443,387 and 207,592 shares under the 2005 Stock Incentive Plan. During the year ended August 31, 2009, the Company accepted voluntarily cancellation and surrender of performance based stock awards covering 205,250 shares.
The following table summarizes stock option transactions for shares under option and the related weighted average option price:

		Weighted Average
	Shares	Option Price

Balance at September 1, 2006	69,396	$6.96
Exercised	(32,736)	$6.24

Balance at August 31, 2007	36,660	$7.60
Exercised	(5,000)	$8.69

Balance at August 31, 2008	31,660	$7.42
Exercised	(2,500)	$9.19
Forfeited	(17,000)	$9.19

Balance at August 31, 2009	12,160	$4.59

At August 31, 2009 options outstanding have exercise prices ranging from $4.36 to $6.44 per share, have a remaining average contractual life of 1.11 years and options to purchase 12,160 shares were exercisable. On August 31, 2009, 2008 and 2007, 299,853, 262,837 and 695,224 shares were available for grant.
The value, at the date of grant, of stock awarded under restricted stock grants is amortized as compensation expense over the vesting period of two to five years. Compensation expense recognized related to restricted stock grants for the years ended August 31, 2009, 2008 and 2007 was $5.1 million, $3.9 million and $3.1 million.

Note 20 — Earnings per Share
The shares used in the computation of the Company’s basic and diluted earnings per common share attributable to controlling interest are reconciled as follows:

	Years ended August 31,
(In thousands)	2009	2008	2007

Weighted average basic common shares outstanding	16,815	16,395	16,056
Dilutive effect of employee stock options (1)	—	22	38
Dilutive effect of warrants (1)	—	—	—

Weighted average diluted common shares outstanding	16,815	16,417	16,094

(1)	Dilutive effect of common stock equivalents excluded from per share calculation for the year ended August 31, 2009 due to net loss
Weighted average diluted common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options and warrants. No options were anti-dilutive the years ended August 31, 2008 and 2007.
Note 21 — Related Party Transactions
We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates will be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of the Board of Directors.
Aircraft Usage Policy. William Furman, Director, President and Chief Executive Officer of the Company is a part owner of a fleet of private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the Company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties.
On June 10, 2009, the Company entered into a transaction with affiliates of WL Ross & Co., LLC (WL Ross) which provides for a $75.0 million secured term loan with the potential to increase the loan to $150.0 million. In connection with the loan, on June 10, 2009, the Company also entered into a warrant agreement pursuant to which the Company issued warrants to WL Ross and its affiliates to purchase 3,377,903 shares of the Company’s Common Stock with an initial exercise price of $6.00 per share. In connection with Victoria McManus’ 3% participation in the WL Ross transaction, WL Ross and its affiliates transferred the right to purchase 101,337 shares of Common Stock under the warrant agreement to Ms. McManus, a director of the Company.
Wilbur L. Ross, Jr., founder, chairman and chief executive officer at WL Ross, and Wendy Teramoto, senior vice president at WL Ross, are directors of the Company.
Note 22 — Employee Benefit Plans
Defined contribution plans are available to substantially all United States employees. Contributions are based on a percentage of employee contributions and amounted to $1.6 million, $1.8 million and $1.6 million for the years ended August 31, 2009, 2008 and 2007.
Defined benefit pension plans were provided for Canadian employees covered by collective bargaining agreements. The plans provided pension benefits based on years of credited service. Contributions to the plan were actuarially determined and were intended to fund the net periodic pension cost. Expenses resulting from contributions to the plans were $2.4 million for the year ended August 31, 2007. Due to the permanent closure in April 2007 and eventual bankruptcy of our Canadian facility in March 2008, the plan was terminated.

Nonqualified deferred benefit plans exist for certain employees. Expenses resulting from contributions to the plans were insignificant for the year ended August 31, 2009 and $1.6 million and $1.9 million for the years ended August 31, 2008 and 2007.
In accordance with Mexican Labor Law, under certain circumstances, the Company provides seniority premium benefits to its employees. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee’s most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit.
Mexican labor law also requires the Company to provide statutorily mandated severance benefits to Mexican employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause. Costs associated with these benefits are provided for based on actuarial computations using the projected unit credit method.
Note 23 — Income Taxes
Components of income tax expense (benefit) of continuing operations are as follows:

	Years ended August 31,
(In thousands)	2009	2008	2007

Current
Federal	$(4,555)	$359	$4,025
State	470	860	459
Foreign	532	4,154	(1,986)

	(3,553)	5,373	2,498
Deferred
Federal	(11,016)	11,517	5,819
State	(1,024)	1,369	688
Foreign	723	7,345	(6,214)

	(11,317)	20,231	293

Change in valuation allowance	(2,047)	(8,445)	9,578

	$(16,917)	$17,159	$12,369

Income tax expense is computed at rates different than statutory rates. The reconciliation between effective and statutory tax rates on continuing operations is as follows:

	Years ended August 31,
(In thousands)	2009	2008	2007

Federal statutory rate	35.0%	35.0%	34.0%
State income taxes, net of federal benefit	3.5	7.0	8.1
Impact of foreign operations	0.4	1.5	(7.6)
U.S. tax benefit utilized upon write-off of investment in Canadian subsidiary	—	—	(26.6)
Change in valuation allowance related to deferred tax asset	2.8	(27.7)	31.0
Reversal of Canadian subsidiary’s deferred tax asset	—	31.7	—
Loss of benefit from the closing of TrentonWorks	—	12.9	—
Reversal of income tax reserve for uncertain tax positions	1.8	—	—
Reversal of net deferred tax liability on the basis difference in a foreign subsidiary	2.4	—	—
Non-deductible goodwill write-off	(23.1)	—	—
Other	—	(4.1)	1.1

	22.8. %	56.3%	40.0%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	Years ended August 31,
(In thousands)	2009	2008

Deferred tax assets:
Basis in controlled foreign corporation	$—	$(2,518)
Deferred participation	—	(2,499)
Maintenance and warranty accruals	(7,337)	(8,353)
Accrued payroll and related liabilities	(5,829)	(4,306)
Deferred revenue	(9,676)	(3,680)
Inventories and other	(6,102)	(9,183)
Derivative instruments and translation adjustment	(257)	—
Investment and asset tax credits	(671)	(531)
Net operating loss	(15,888)	(4,070)

	(45,760)	(35,140)
Deferred tax liabilities:
Fixed assets	83,002	74,686
Derivative instruments and translation adjustment	—	1,225
Intangibles	9,983	13,056
Debt conversion option	6,669	8,169
Other	8,017	11,167

	107,671	108,303

Valuation allowance	7,288	9,335
Net deferred tax liability	$69,199	$82,498

At August 31, 2009, the Company had net operating loss carryforwards of approximately $16.0 million for foreign income tax purposes. The ultimate realization of the deferred tax assets on net operating losses is dependent upon the generation of future taxable income before these carryforwards expire. Net operating losses in Poland expire between 2012 and 2013. Net operating losses in Mexico expire between 2017 and 2019. The Company also generated a net operating loss of approximately $44.0 million for U.S. federal income tax purposes, $12.0 million of which will be carried back to 2007 and 2008. The remaining net operating loss of $32.0 million will be carried forward. The timing and manner in which the Company will be able to utilize its net operating loss carryforwards may be limited by Internal Revenue Code Section 382, which imposes limitations on a company’s ability to use its net operating loss carryforwards when there has been greater than 50% change in ownership interest by shareholders owning 5% or more of a company over a period of three years or less. Based on Securities and Exchange Commission filings, the Company is deemed to have an ownership change for purposes of Section 382 as of September 1, 2009. This will result in Section 382 limitations applying to federal net operating loss carryforwards. The Company does not expect that these Section 382 limitations will preclude the Company from utilizing the net operating loss carryforwards prior to their expiration.
As a result of certain realization requirements, certain deferred tax assets that arose directly from tax deductions related to equity compensation are excluded from the total deferred tax assets. As of August 31, 2009, the Company had approximately $1.3 million of net operating loss carryforwards that are not included in the total deferred tax assets. If these net operating losses are recognized it is expected that any benefit would be recorded directly to additional paid in capital.
The cumulative net decrease in the valuation allowance for the year ended August 31, 2009 was approximately $2.0 million including a decrease of $2.5 million from a release of a valuation allowance relating to the difference in the basis of an investment in a foreign subsidiary between tax and financial reporting purposes and an increase of $0.5 million relating to asset tax credits that were carried forward from prior years and net operating losses generated in the current year in Mexico. It is more likely than not that these net operating losses and asset tax credits will not be utilized in the future. A reversal of the valuation allowance in the future will be recognized as a reduction of income taxes.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year.

(In thousands)	2009	2008

Unrecognized Tax Benefit — Opening Balance	$12,832	$11,839
Gross increases — tax positions in prior period	533	993
Gross decreases — tax positions in prior period	—	—
Gross increases — tax positions in current period	—	—
Settlements	—	—
Lapse of statute of limitations	(10,406)	—

Unrecognized Tax Benefit — Ending Balance	$2,959	$12,832

The Company is subject to taxation in the U.S., various states and foreign jurisdictions. The Companies tax returns for 2004 through 2009 are subject to examination by the tax authorities. The Company is no longer subject to U.S. Federal, State, Local or Foreign examinations by tax authorities for years before 2004. Included in the balance of unrecognized tax benefits at August 31, 2009 and 2008 are $2.0 million and $3.3 million, respectively, of tax benefits, which if recognized would affect the effective tax rate.
The Company recorded additional interest expense of $0.3 million and $1.0 million relating to reserves for uncertain tax provisions during the years ended August 31, 2009 and 2008. As of August 31, 2009 and 2008 the Company had accrued $1.0 million and $2.9 million of interest related to uncertain tax positions. The Company has accrued no penalties as of August 31, 2009 and $1.2 million as of August 31, 2008. The Company reversed $10.4 million of reserves and related accrued interest for the items that were no longer subject to examination by the tax authorities. The $10.4 million reversal resulted in an income tax benefit of $1.4 million, a reduction to goodwill of $7.4 million, and a reduction of interest expense of $1.6 million. Interest and penalties related to income taxes are not classified as a component of income tax expense. When unrecognized tax benefits are realized, the benefit related to deductible differences attributable to ordinary operations will be recognized as a reduction of income tax expense. The benefit related to the deductible difference attributable to purchase accounting will also be recognized as a reduction of income tax expense and will not go to goodwill. Within the next 12 months the Company expects a decrease of approximately $1.8 million in the reserve for uncertain tax positions related to certain domestic tax positions, with a corresponding reduction in income tax expense of $1.2 million and selling and administrative expense of $0.6 million.
U.S. income taxes have not been provided for approximately $11.7 million of cumulative undistributed earnings of certain foreign subsidiaries as Greenbrier plans to reinvest these earnings indefinitely in operations outside the U.S. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in foreign subsidiaries.
Note 24 — Segment Information
Greenbrier currently operates in three reportable segments: Manufacturing, Refurbishment & Parts and Leasing & Services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is evaluated based on margin. Intersegment sales and transfers are accounted for as if the sales or transfers were to third parties. While intercompany transactions are treated the same as third-party transactions to evaluate segment performance, the revenues and related expenses are eliminated in consolidation and therefore do not impact consolidated results.

The information in the following tables is derived directly from the segments’ internal financial reports used for corporate management purposes. Unallocated assets primarily consist of cash and short-term investments.

	Years ended August 31,
(In thousands)	2009	2008	2007

Revenue:
Manufacturing	$470,834	$724,072	$776,471
Refurbishment & Parts	480,425	535,031	389,242
Leasing & Services	79,684	98,041	99,966
Intersegment eliminations	(12,818)	(67,065)	(41,851)

	$1,018,125	$1,290,079	$1,223,828

Margin:
Manufacturing	$3,763	$11,214	$57,516
Refurbishment & Parts	55,870	101,283	64,001
Leasing & Services	33,474	49,746	57,916

	$93,107	$162,243	$179,433

Assets:
Manufacturing	$197,603	$325,632	$297,718
Refurbishment & Parts	386,260	519,575	400,069
Leasing & Services	386,659	403,889	349,942
Unallocated	77,769	7,864	25,020

	$1,048,291	$1,256,960	$1,072,749

Depreciation and amortization:
Manufacturing	$11,471	$11,267	$10,762
Refurbishment & Parts	11,885	10,338	9,042
Leasing & Services	14,313	13,481	13,022

	$37,669	$35,086	$32,826

Capital expenditures:
Manufacturing	$9,109	$24,113	$20,361
Refurbishment & Parts	6,599	7,651	5,009
Leasing & Services	23,139	45,880	111,924

	$38,847	$77,644	$137,294

The following table summarizes selected geographic information.

	Years ended August 31,
(In thousands)	2009	2008	2007

Revenue:
United States	$851,450	$1,058,418	$1,054,288
Foreign	166,675	231,661	169,540

	$1,018,125	$1,290,079	$1,223,828

Identifiable assets:
United States	$897,111	$1,012,585	$837,239
Canada	—	—	10,350
Mexico	95,149	130,295	122,154
Europe	56,031	114,080	103,006

	1,048,291	$1,256,960	$1,072,749

Reconciliation of segment margin to earnings before income tax, minority interest and equity in unconsolidated subsidiary:

	Years ended August 31,
(In thousands)	2009	2008	2007

Segment margin	$93,107	$162,243	$179,433
Less unallocated expenses:
Selling and administrative	65,743	85,133	83,414
Interest and foreign exchange	45,912	44,320	43,206
Special charges	55,667	2,302	21,899

Earnings (loss) before income tax expense and equity in unconsolidated subsidiary	$(74,215)	$30,488	$30,914

Note 25 — Customer Concentration
In 2009, two customers each represented 14% of total revenue. Revenue from two customers was 26% and 11% of total revenue for the year ended August 31, 2008 and revenue from one customer was 21% of total revenue for the year ended August 31, 2007. No other customers accounted for more than 10% of total revenues for the years ended August 31, 2009, 2008, or 2007. One customer had a balance that equaled or exceeded 10% of accounts receivable and in total represented 11% of the consolidated accounts receivable balance at August 31, 2009.
Note 26 — Lease Commitments
Lease expense for railcar equipment leased in under non-cancelable leases was $10.3 million, $11.6 million and $7.0 million for the years ended August 31, 2009, 2008 and 2007. Aggregate minimum future amounts payable under these non-cancelable railcar equipment leases are as follows:

(In thousands)

Year ending August 31,
2010	$8,999
2011	6,395
2012	3,421
2013	377
2014	174
Thereafter	194

$19,560

Operating leases for domestic railcar repair facilities, office space and certain manufacturing and office equipment expire at various dates through September 2016. Rental expense for facilities, office space and equipment was $12.5 million, $12.3 million and $8.7 million for the years ended August 31, 2009, 2008 and 2007. Aggregate minimum future amounts payable under these non-cancelable operating leases are as follows:

(In thousands)

Year ending August 31,
2010	$7,722
2011	6,283
2012	3,733
2013	2,250
2014	1,506
Thereafter	3,216

$24,710

Note 27 — Commitments and Contingencies
Environmental studies have been conducted of the Company’s owned and leased properties that indicate additional investigation and some remediation on certain properties may be necessary. The Company’s Portland, Oregon manufacturing facility is located adjacent to the Willamette River. The United States Environmental Protection Agency (EPA) has classified portions of the river bed, including the portion fronting Greenbrier’s facility, as a federal “National Priority List” or “Superfund” site due to sediment contamination (the Portland Harbor Site). Greenbrier and more than 80 other parties have received a “General Notice” of potential liability from the EPA relating to the Portland Harbor Site. The letter advised the Company that it may be liable for the costs of investigation and remediation (which liability may be joint and several with other potentially responsible parties) as well as for natural resource damages resulting from releases of hazardous substances to the site. At this time, ten private and public entities, including the Company, have signed an Administrative Order on Consent (AOC) to perform a remedial investigation/feasibility study (RI/FS) of the Portland Harbor Site under EPA oversight, and several additional entities have not signed such consent, but are nevertheless contributing money to the effort. The study is expected to be completed in 2011. In February 2008, the EPA sought information from over 200 additional entities, including other federal agencies in order to determine whether additional General Notice letters were warranted. Seventy-one parties have entered into a non-judicial mediation process to try to allocate costs associated with the Portland Harbor site. Approximately one hundred ten additional parties have signed tolling agreements related to such allocations. On April 23, 2009, the Company and the other AOC signatories filed suit against sixty-nine other parties due to a possible limitations period for some such claims; Arkema Inc. et al v. A & C Foundry Products, Inc.et al, US District Court, District of Oregon, Case #3:09-cv-453-PK. As of October 21, 2009, all but 12 of these parties elected to sign tolling agreements and be dismissed without prejudice. In addition, the Company has entered into a Voluntary Clean-Up Agreement with the Oregon Department of Environmental Quality in which the Company agreed to conduct an investigation of whether, and to what extent, past or present operations at the Portland property may have released hazardous substances to the environment. The Company is also conducting groundwater remediation relating to a historical spill on the property which antedates its ownership.
Because these environmental investigations are still underway, the Company is unable to determine the amount of ultimate liability relating to these matters. Based on the results of the pending investigations and future assessments of natural resource damages, Greenbrier may be required to incur costs associated with additional phases of investigation or remedial action, and may be liable for damages to natural resources. In addition, the Company may be required to perform periodic maintenance dredging in order to continue to launch vessels from its launch ways in Portland Oregon, on the Willamette River, and the river’s classification as a Superfund site could result in some limitations on future dredging and launch activities. Any of these matters could adversely affect the Company’s business and results of operations, or the value of its Portland property.
From time to time, Greenbrier is involved as a defendant in litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The most significant litigation is as follows:
On April 20, 2004, BC Rail Partnership initiated litigation against the Company and TrentonWorks in the Supreme Court of Nova Scotia, alleging breach of contract and negligent manufacture and design of railcars which were involved in a 1999 derailment. Trial is presently scheduled for April 2011.
Greenbrier and a customer, SEB Finans AB (SEB), have raised performance concerns related to a component that the Company installed on 372 railcar units with an aggregate sales value of approximately $20.0 million produced under a contract with SEB. On December 9, 2005, SEB filed a Statement of Claim in an arbitration proceeding in Stockholm, Sweden, against Greenbrier alleging that the cars were defective and could not be used for their intended purpose. A settlement agreement was entered into effective February 28, 2007 pursuant to which the railcar units previously delivered were to be repaired and the remaining units completed and delivered to SEB. Greenbrier is proceeding with repairs of the railcars in accordance with terms of the settlement agreement, though SEB has recently made additional warranty claims, including claims with respect to cars that have been repaired pursuant to the agreement. Greenbrier is evaluating SEB’s new warranty claim. Current estimates of potential costs of such repairs do not exceed amounts accrued in warranty.

When the Company acquired the assets of the Freight Wagon Division of DaimlerChrysler in January 2000, it acquired a contract to build 201 freight cars for Okombi GmbH, a subsidiary of Rail Cargo Austria AG. Subsequently, Okombi made breach of warranty and late delivery claims against the Company which grew out of design and certification problems. All of these issues were settled as of March 2004. Additional allegations have been made, the most serious of which involve cracks to the structure of the cars. Okombi has been required to remove all 201 freight cars from service, and a formal claim has been made against the Company. Legal and commercial evaluations are on-going to determine what obligations the Company might have, if any, to remedy the alleged defects.
Management intends to vigorously defend its position in each of the open foregoing cases. While the ultimate outcome of such legal proceedings cannot be determined at this time, management believes that the resolution of these actions will not have a material adverse effect on the Company’s Consolidated Financial Statements.
The Company is involved as a defendant in other litigation initiated in the ordinary course of business. While the ultimate outcome of such legal proceedings cannot be determined at this time, management believes that the resolution of these actions will not have a material adverse effect on the Company’s Consolidated Financial Statements.
The Company delivered 500 railcar units during 2009 which have an obligation to guarantee the purchaser minimum earnings. The obligation expires December 31, 2011. The maximum potential obligation totals $13.1 million and in certain defined instances the obligation may be reduced due to early termination. The purchaser has agreed to utilize the railcars on a preferential basis, and the Company is entitled to re-market the railcar units when they are not being utilized by the purchaser during the obligation period. Any earnings generated from the railcar units will offset the obligation and be recognized as revenue and margin in future periods. The Company believes its actual obligation will be less than the $13.1 million. Upon delivery of the railcar units, the entire purchase price was recorded as revenue and paid in full. The minimum earnings due to the purchaser were considered a reduction of revenue and were recorded as deferred revenue. As of August 31, 2009, the Company has recorded $13.1 million of the potential obligation as deferred revenue.
The Company has entered into contingent rental assistance agreements, aggregating $6.6 million, on certain railcars subject to leases that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over remaining periods of up to three years. A liability is established and revenue is reduced in the period during which a determination can be made that it is probable that a rental shortfall will occur and the amount can be estimated. For the years ended August 31, 2009 and 2007 no accruals were made to cover estimated obligations as management determined no additional rental shortfall was probable. For the year ended August 31, 2008 $1.2 million was accrued to cover probable rental shortfall. There was no remaining balance of the accrued liability as August 31, 2009. All of these agreements were entered into prior to December 31, 2002 and have not been modified since.
A portion of Leasing & Services revenue is derived from “car hire” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Car hire earned by a railcar is usually made up of hourly and mileage components. Railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate then either party has the right to call for arbitration. In arbitration both the owner’s or user’s rate is selected and that rate becomes effective for a one-year period. There is some risk that car hire rates could be negotiated or arbitrated to lower levels in the future. This could reduce future car hire revenue for the Company which amounted to $20.5 million, $26.1 million and $23.2 million for the years ended August 31, 2009, 2008 and 2007.
In accordance with customary business practices in Europe, the Company has $13.3 million in bank and third party performance and warranty guarantee facilities, all of which have been utilized as of August 31, 2009. To date no amounts have been drawn under these performance, advance payment and warranty guarantee facilities.
At August 31, 2009, an unconsolidated subsidiary had $2.7 million of third party debt, for which the Company has guaranteed 33% or approximately $0.9 million. In the event that there is a change in control or insolvency by any of the three 33% investors that have guaranteed the debt, the remaining investors’ share of the guarantee will increase proportionately.

The Company has outstanding letters of credit aggregating $4.0 million associated with facility leases and payroll.
Note 28 – Fair Value of Financial Instruments
The estimated fair values of financial instruments and the methods and assumptions used to estimate such fair values are as follows:

	As of August 31, 2009
	Carrying	Estimated
(In thousands)	Amount	Fair Value

Notes payable	$525,149	$508,372
Deferred participation	$463	$213

	As of August 31, 2008
	Carrying	Estimated
(In thousands)	Amount	Fair Value

Notes payable	$475,146	$461,561
Deferred participation	$466	$198
The carrying amount of cash and cash equivalents, accounts and notes receivable, revolving notes, accounts payable and accrued liabilities, foreign currency forward contracts and interest rate swaps is a reasonable estimate of fair value of these financial instruments. Estimated rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of notes payable. The fair value of deferred participation is estimated by discounting the estimated future cash payments using the Company’s estimated incremental borrowing rate.
Note 29 – Fair Value Measures
Certain assets and liabilities are reported at fair value on either a recurring or nonrecurring basis. Fair value, for this disclosure, is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, under a three-tier fair value hierarchy which prioritizes the inputs used in measuring a fair value as follows:
Level 1 —	observable inputs such as quoted prices in active markets;

Level 2 —	inputs, other than the quoted market prices in active markets, which are observable, either directly or indirectly; and

Level 3 —	unobservable inputs for which there is little or no market data available, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value on a recurring basis as of August 31, 2009 are:

(In thousands)	Total	Level 1	Level 2(1)	Level 3

Assets:
Derivative financial instruments	$1,283	$—	$1,283	$—
Nonqualified savings plan	5,951	5,951	—	—
Money market and other short term investments	57,029	57,029	—	—

	$64,263	$62,980	$1,283	$—

Liabilities:
Derivative financial instruments	$5,857	$—	$5,857	$—

(1)	Level 2 assets include derivative financial instruments which are valued based on significant observable inputs. See note 18 for further discussion.

Assets or liabilities measured at fair value on a nonrecurring basis as of August 31, 2009 are:

(In thousands)	Total	Level 1	Level 2	Level 3

Assets:
Goodwill	$137,066	$—	$—	$137,066

Liabilities:
Warrants	$12,293	$—	$—	$12,293
Note 30 – Guarantor/Non Guarantor
The $235 million combined senior unsecured notes (the Notes) issued on May 11, 2005 and November 21, 2005 and $100 million of convertible senior notes issued on May 22, 2006 are fully and unconditionally and jointly and severally guaranteed by substantially all of Greenbrier’s material wholly owned United States subsidiaries: Autostack Company LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC, Meridian Rail Holdings Corp., Meridian Rail Acquisition Corp., Meridian Rail Mexico City Corp., Brandon Railroad LLC, Gunderson Specialty Products, LLC, Greenbrier Railcar Leasing, Inc. and Softronics, Inc. No other subsidiaries guarantee the Notes including Greenbrier Europe B.V., Greenbrier Germany GmbH, WagonySwidnica S.A., Gunderson-Concarril, S.A. de C.V., Greenbrier-Gimsa, LLC and Gunderson-Gimsa S de RL de C.V.
The following represents the supplemental consolidated condensed financial information of Greenbrier and its guarantor and non guarantor subsidiaries, as of August 31, 2009 and 2008 and for the years ended August 31, 2009, 2008 and 2007. The information is presented on the basis of Greenbrier accounting for its ownership of its wholly owned subsidiaries using the equity method of accounting. The equity method investment for each subsidiary is recorded by the parent in intangibles and other assets. Intercompany transactions of goods and services between the guarantor and non guarantor subsidiaries are presented as if the sales or transfers were at fair value to third parties and eliminated in consolidation.

The Greenbrier Companies, Inc.
     Condensed Consolidating Balance Sheet
     For the year ended August 31, 2009

			Combined
		Combined Guarantor	Non-Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$63,485	$421	$12,281	$—	$76,187
Restricted cash	—	1,083	—	—	1,083
Accounts receivable	65,425	28,213	18,665	1,068	113,371
Inventories	—	101,100	41,724	—	142,824
Assets held for sale	—	31,519	192	—	31,711
Investment in direct finance leases	—	7,990	—	—	7,990
Equipment on operating leases	—	314,785	—	(1,602)	313,183
Property, plant and equipment	5,157	83,907	38,910	—	127,974
Goodwill	—	137,066	—	—	137,066
Intangibles and other assets	492,406	106,121	2,380	(504,005)	96,902

	$626,473	$812,205	$114,152	$(504,539)	$1,048,291

Liabilities and Equity
Revolving notes	$—	$—	$16,041	$—	$16,041
Accounts payable and accrued liabilities	8,037	121,578	41,274	—	170,889
Losses in excess of investment in de-consolidated subsidiary	15,313	—	—	—	15,313
Deferred income taxes	(2,055)	77,537	(5,124)	(1,159)	69,199
Deferred revenue	776	18,474	—	—	19,250
Notes payable	380,676	144,473	—	—	525,149

Stockholders’ equity controlling interest	223,726	450,143	61,961	(512,104)	223,726
Noncontrolling interest	—	—	—	8,724	8,724

Total Equity	223,726	450,143	61,961	(503,380)	232,450

	$626,473	$812,205	$114,152	$(504,539)	$1,048,291

The Greenbrier Companies, Inc.
     Condensed Consolidating Statement of Operations
     For the year ended August 31, 2009

			Combined
		Combined Guarantor	Non-Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue
Manufacturing	$547	$227,404	$336,399	$(101,854)	$462,496
Refurbishment & Parts	—	476,133	31	—	476,164
Leasing & Services	1,314	78,899	—	(748)	79,465

	1,861	782,436	336,430	(102,602)	1,018,125

Cost of revenue
Manufacturing	124	230,848	328,761	(101,000)	458,733
Refurbishment & Parts	—	420,261	33	—	420,294
Leasing & Services	—	46,056	—	(65)	45,991

	124	697,165	328,794	(101,065)	925,018

Margin	1,737	85,271	7,636	(1,537)	93,107

Other costs
Selling and administrative	31,169	24,729	9,845	—	65,743
Interest and foreign exchange	34,013	5,316	8,156	(1,573)	45,912
Special charges	—	55,531	—	136	55,667

	65,182	85,576	18,001	(1,437)	167,322

Loss before income taxes and equity in unconsolidated subsidiaries	(63,445)	(305)	(10,365)	(100)	(74,215)
Income tax (expense) benefit	29,821	(16,573)	2,606	1,063	16,917

	(33,624)	(16,878)	(7,759)	963	(57,298)

Equity in earnings (loss) of unconsolidated subsidiary	(22,767)	(7,150)	—	29,352	(565)

Net earnings (loss)	(56,391)	(24,028)	(7,759)	30,315	(57,863)

Less: Net loss attributable to noncontrolling interest	—	—	—	1,472	1,472

Net earnings (loss) attributable to controlling interest	$(56,391)	$(24,028)	$(7,759)	$31,787	$(56,391)

The Greenbrier Companies, Inc.
     Condensed Consolidating Statement of Cash Flows
     For the year ended August 31, 2009

		Combined	Combined
		Guarantor	Non-Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net earnings (loss)	$(56,391)	$(24,028)	$(7,759)	$30,315	$(57,863)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	(16,609)	5,820	(1,919)	(591)	(13,299)
Depreciation and amortization	1,544	28,797	7,393	(65)	37,669
Gain on sales of equipment	—	(692)	—	(475)	(1,167)
Special charges	—	55,531	—	136	55,667
Accretion of debt discount	4,948	—	—	—	4,948
Other	—	3,402	1,230	(1,049)	3,583
Decrease (increase) in assets:
Accounts receivable	(6,940)	75,691	(9,163)	(1,067)	58,521
Inventories	—	42,456	56,295	—	98,751
Assets held for sale	—	14,875	6,966	—	21,841
Other	(277)	1,614	6,028	(6,208)	1,157
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	15,522	(58,533)	(44,199)	696	(86,514)
Deferred revenue	(155)	1,202	(3,876)	—	(2,829)

Net cash provided by (used in) operating activities	(58,358)	146,135	10,996	21,692	120,465

Cash flows from investing activities:
Principal payments received under direct finance leases	—	429	—	—	429
Proceeds from sales of equipment	—	15,555	—	—	15,555
Investment in and net advances to unconsolidated subsidiaries	15,359	6,585	—	(21,944)	—
Intercompany advances	(26,958)	—	—	26,958	—
Use of restricted cash	—	(1,083)	974	—	(109)
Capital expenditures	(2,699)	(30,642)	(5,758)	252	(38,847)

Net cash provided by (used in) investing activities	(14,298)	(9,156)	(4,784)	5,266	(22,972)

Cash flows from financing activities:
Changes in revolving notes	(65,000)	—	(16,251)	—	(81,251)
Intercompany advances	133,592	(126,496)	19,862	(26,958)	—
Proceeds from issuance of notes payable	69,768	—	—	—	69,768
Repayments of notes payable	(4,339)	(8,183)	(3,914)	—	(16,436)
Dividends paid	(2,001)	—	—	—	(2,001)
Stock options exercised and restricted stock awards	5,085	—	—	—	5,085
Excess tax expense of stock options exercised	(1,112)	—	—	—	(1,112)
Investment by joint venture partner	—	—	1,400	—	1,400

Net cash provided by (used in) financing activities	135,993	(134,679)	1,097	(26,958)	(24,547)

Effect of exchange rate changes	148	(3,472)	608	—	(2,716)
Increase (decrease) in cash and cash equivalents	63,485	(1,172)	7,917	—	70,230
Cash and cash equivalents
Beginning of period	—	1,593	4,364	—	5,957

End of period	$63,485	$421	$12,281	$—	$76,187

The Greenbrier Companies, Inc.
    Condensed Consolidating Balance Sheet
    For the year ended August 31, 2008

			Combined
		Combined	Non-
		Guarantor	Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$—	$1,593	$4,364	$—	$5,957
Restricted cash	—	—	1,231	—	1,231
Accounts receivable	165,118	(22,604)	39,341	2	181,857
Inventories	—	143,557	108,491	—	252,048
Assets held for sale	—	45,205	7,158	—	52,363
Investment in direct finance leases	—	8,468	—	—	8,468
Equipment on operating leases	—	321,210	—	(1,889)	319,321
Property, plant and equipment	4,002	89,157	43,347	—	136,506
Goodwill	—	200,012	—	136	200,148
Intangibles and other assets	510,889	118,952	3,803	(534,583)	99,061

	$680,009	$905,550	$207,735	$(536,334)	$1,256,960

Liabilities and Equity
Revolving notes	$65,000	$—	$40,808	$—	$105,808
Accounts payable and accrued liabilities	(7,486)	187,440	95,064	(696)	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	—	—	—	15,313
Deferred income taxes	14,554	71,717	(3,206)	(567)	82,498
Deferred revenue	931	16,094	5,010	—	22,035
Notes payable	318,477	152,654	4,015	—	475,146

Stockholders’ equity controlling interest	273,220	477,645	66,071	(543,716)	273,220
Noncontrolling interest	—	—	(27)	8,645	8,618

Total Equity	273,220	477,645	66,044	(535,071)	281,838

	$680,009	$905,550	$207,735	$(536,334)	$1,256,960

The Greenbrier Companies, Inc.
    Condensed Consolidating Statement of Operations
    For the year ended August 31, 2008

			Combined
		Combined	Non-
		Guarantor	Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue
Manufacturing	$1,869	$368,285	$543,526	$(248,587)	$665,093
Refurbishment & Parts	—	527,413	53	—	527,466
Leasing & Services	1,162	96,854	—	(496)	97,520

	3,031	992,552	543,579	(249,083)	1,290,079
Cost of revenue
Manufacturing	600	371,940	529,743	(248,404)	653,879
Refurbishment & Parts	—	426,138	45	—	426,183
Leasing & Services	—	47,836	—	(62)	47,774

	600	845,914	529,788	(248,466)	1,127,836

Margin	2,431	146,638	13,791	(617)	162,243

Other costs
Selling and administrative	32,927	35,601	16,606	(1)	85,133
Interest and foreign exchange	31,593	5,946	7,280	(499)	44,320
Special charges	—	—	2,302	—	2,302

	64,520	41,547	26,188	(500)	131,755
Earnings (loss) before income taxes and equity in unconsolidated subsidiaries	(62,089)	105,091	(12,397)	(117)	30,488
Income tax (expense) benefit	27,018	(42,194)	(3,146)	1,163	(17,159)

	(35,071)	62,897	(15,543)	1,046	13,329
Equity in earnings (loss) of unconsolidated subsidiaries	52,454	4,359	—	(55,941)	872

Net earnings (loss)	17,383	67,256	(15,543)	(54,895)	14,201

Less: Net loss attributable to noncontrolling interest	—	—	20	3,162	3,182

Net earnings (loss) attributable to controlling interest	$17,383	$67,256	$(15,523)	$(51,733)	$17,383

The Greenbrier Companies, Inc.
      Condensed Consolidating Statement of Cash Flows
      For the year ended August 31, 2008

		Combined	Combined
		Guarantor	Non-Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net earnings (loss)	$17,383	$67,256	$(15,543)	$(54,895)	$14,201
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	37	12,165	(245)	(429)	11,528
Depreciation and amortization	668	27,501	6,979	(62)	35,086
Gain on sales of equipment	—	(8,007)	—	(3)	(8,010)
Special charges	—	—	2,302	—	2,302
Accretion of debt discount	3,550	—	—	—	3,550
Other	(136)	428	43	55	390
Decrease (increase) in assets:
Accounts receivable	4	(6,538)	(1,084)	(3)	(7,621)
Inventories	—	(25,099)	(4,593)	—	(29,692)
Assets held for sale	—	(17,525)	6,904	—	(10,621)
Other	1,086	(3,638)	19,123	(19,271)	(2,700)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	20,108	3,375	(987)	(695)	21,801
Deferred revenue	(155)	9,257	(7,198)	—	1,904

Net cash provided by (used in) operating activities	42,545	59,175	5,701	(75,303)	32,118

Cash flows from investing activities:
Principal payments received under direct finance leases	—	375	—	—	375
Proceeds from sales of equipment	—	14,598	—	—	14,598
Investment in and net advances to unconsolidated subsidiaries	(71,735)	(2,629)	—	75,222	858
Acquisitions, net of cash acquired	—	(91,166)	—	—	(91,166)
De-consolidation of subsidiary	—	—	(1,217)	—	(1,217)
Use of restricted cash	—	—	2,046	—	2,046
Capital expenditures	(2,379)	(55,922)	(19,434)	91	(77,644)

Net cash provided by (used in) investing activities	(74,114)	(134,744)	(18,605)	75,313	(152,150)

Cash flows from financing activities:
Changes in revolving notes	65,000	—	(9,486)	—	55,514
Intercompany advances	(42,735)	31,576	11,159	—	—
Proceeds from issuance of notes payable	—	49,613	—	—	49,613
Repayments of notes payable	(1,349)	(4,278)	(1,292)	—	(6,919)
Dividends paid	(5,261)	—	—	—	(5,261)
Stock options exercised and restricted stock awards	4,007	—	—	—	4,007
Excess tax expense of stock options exercised	(76)	—	—	—	(76)
Investment by joint venture partner	—	—	6,600	—	6,600

Net cash provided by financing activities	19,586	76,911	6,981	—	103,478

Effect of exchange rate changes	(3,439)	251	4,901	(10)	1,703
Increase (decrease) in cash and cash equivalents	(15,422)	1,593	(1,022)	—	(14,851)
Cash and cash equivalents
Beginning of period	15,422	—	5,386	—	20,808

End of period	$—	$1,593	$4,364	$—	$5,957

The Greenbrier Companies, Inc.
      Condensed Consolidating Statement of Operations
      For the year ended August 31, 2007

			Combined
		Combined	Non-
		Guarantor	Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue
Manufacturing	$(2,802)	$540,163	$482,598	$(281,535)	$738,424
Refurbishment & Parts	—	381,151	519	—	381,670
Leasing & Services	1,334	101,631	—	769	103,734

	(1,468)	1,022,945	483,117	(280,766)	1,223,828

Cost of revenue
Manufacturing	—	497,909	464,466	(281,467)	680,908
Refurbishment & Parts	—	317,265	404		317,669
Leasing & Services	—	45,882	—	(64)	45,818

	—	861,056	464,870	(281,531)	1,044,395

Margin	(1,468)	161,889	18,247	765	179,433

Other costs
Selling and administrative	33,615	34,200	15,596	3	83,414
Interest and foreign exchange	35,917	2,691	4,628	(30)	43,206
Special charges	35	635	21,229	—	21,899

	69,567	37,526	41,453	(27)	148,519

Earnings (loss) before income taxes and equity in unconsolidated subsidiaries	(71,035)	124,363	(23,206)	792	30,914
Income tax (expense) benefit	37,531	(49,298)	(294)	(308)	(12,369)

	(33,504)	75,065	(23,500)	484	18,545

Equity in earnings (loss) of unconsolidated subsidiaries	53,511	2,734	—	(56,287)	(42)

Net earnings (loss)	20,007	77,799	(23,500)	(55,803)	18,503

Less: Net (earnings) loss attributable to noncontrolling interest	—	—	(100)	1,604	1,504

Net earnings (loss) attributable to controlling interest	$20,007	$77,799	$(23,600)	$(54,199)	$20,007

The Greenbrier Companies, Inc.
      Condensed Consolidating Statement of Cash Flows
      For the year ended August 31, 2007

		Combined	Combined
		Guarantor	Non-Guarantor
(In thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net earnings (loss)	$20,007	$77,799	$(23,500)	$(55,803)	$18,503
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	966	5,055	3,026	308	9,355
Depreciation and amortization	221	26,634	6,035	(64)	32,826
Gain on sales of equipment	—	(12,608)	—	(792)	(13,400)
Special charges	35	635	21,229	—	21,899
Accretion of debt discount	3,291	—	—	—	3,291
Other	—	6,839	16	(6,750)	105
Decrease (increase) in assets:
Accounts receivable	32,882	(51,660)	(1,212)	2,107	(17,883)
Inventories	—	5,654	8,606	—	14,260
Assets held for sale	—	8,087	(3,709)	—	4,378
Other	(494)	(67)	149	1	(411)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(23,426)	15,068	(14,135)	(2,107)	(24,600)
Deferred revenue	(155)	(5,435)	3,594	—	(1,996)

Net cash provided by (used in) operating activities	33,327	76,001	99	(63,100)	46,327

Cash flows from investing activities:
Principal payments received under direct finance leases	—	511	—	—	511
Proceeds from sales of equipment	—	119,695	—	—	119,695
Investment in and net advances to unconsolidated subsidiaries	(60,260)	(3,625)	—	63,036	(849)
Acquisitions, net of cash acquired	—	(268,184)	—	—	(268,184)
Decrease in restricted cash	—	—	(454)	—	(454)
Capital expenditures	(2,388)	(118,691)	(16,279)	64	(137,294)

Net cash provided by (used in) investing activities	(62,648)	(270,294)	(16,733)	63,100	(286,575)

Cash flows from financing activities:
Changes in revolving notes	—	—	15,007	—	15,007
Intercompany advances	(90,082)	93,069	(2,987)	—	—
Proceeds from issuance of notes payable	(71)	99,512	—	—	99,441
Repayments of notes payable	(1,241)	(3,020)	(1,127)	—	(5,388)
Repayments of subordinated debt	—	(2,091)	—	—	(2,091)
Dividends paid	(5,144)	—	—	—	(5,144)
Stock options exercised and restricted stock awards	3,489	—	—	—	3,489
Excess tax benefit of stock options exercised	3,719	—	—	—	3,719
Investment by joint venture partner	—	6,750	—	—	6,750

Net cash provided by (used in) financing activities	(89,330)	194,220	10,893	—	115,783

Effect of exchange rate changes	378	38	1,963	—	2,379

Decrease in cash and cash equivalents	(118,273)	(35)	(3,778)	—	(122,086)
Cash and cash equivalents
Beginning of period	133,695	35	9,164	—	142,894

End of period	$15,422	$—	$5,386	$—	$20,808

Note 31 — Adoption of ASC 470-20 Debt — Debt with Conversion and Other Options
On September 1, 2009 the Company adopted accounting guidance for debt instruments that may be settled in cash upon conversion. This guidance was retrospectively applied to the Company’s $100.0 million of outstanding convertible senior notes with a coupon rate of 2 3/8%. In accordance with ASC 470-20, the Company separately accounts for the liability and equity components in a manner that reflects the entity’s non convertible debt borrowing rate. The liability component is recognized as the fair value of a similar instrument that does not have a conversion feature at issuance. The equity component, which is the conversion feature at issuance, is recognized as the difference between the proceeds from the issuance of the notes and the fair value of the liability component. The Company recognized an effective interest rate of 7 3/4% on the carrying value of the debt.
The retrospective application of this guidance adjusted Interest and foreign exchange and Net earnings (loss) attributable to controlling interest and earnings (loss) per share for 2009, 2008 and 2007 as indicated in the following tables (in thousands, except per share amounts):

	Year ended August 31, 2009
		Net loss
		attributable to
	Interest and foreign	controlling	Basic loss per	Diluted loss per
	exchange	interest	common share	common share
Previously reported	$42,081	$(54,060)	$(3.21)	$(3.21)
Adjustment	3,831	(2,331)	(0.14)	(0.14)

Revised	$45,912	$(56,391)	$(3.35)	$(3.35)

	Year ended August 31, 2008
		Net earnings
		attributable to	Basic earnings	Diluted earnings
	Interest and	controlling	per common	per common
	foreign exchange	interest	share	share
Previously reported	$40,770	$19,542	$1.19	$1.19
Adjustment	3,550	(2,159)	(0.13)	(0.13)

Revised	$44,320	$17,383	$1.06	$1.06

	Year ended August 31, 2007
		Net earnings
		attributable to	Basic earnings	Diluted earnings
	Interest and foreign	controlling	per common	per common
	exchange	interest	share	share
Previously reported	$39,915	$22,010	$1.37	$1.37
Adjustment	3,291	(2,003)	(0.12)	(0.13)

Revised	$43,206	$20,007	$1.25	$1.24

The retrospective application of this guidance adjusted the Consolidated Balance Sheet as of August 31, 2009 and 2008 as follows (in thousands):

	August 31, 2009
	Deferred income		Additional paid-	Retained
	taxes	Notes payable	in capital	earnings
Previously reported	$62,530	$542,180	$99,645	$123,492
Adjustment	6,669	(17,031)	17,415	(7,053)

Revised	$69,199	$525,149	$117,060	$116,439

	August 31, 2008
	Deferred income		Additional paid-	Retained
	taxes	Notes payable	in capital	earnings
Previously reported	$74,329	$496,008	$82,262	$179,553
Adjustment	8,169	(20,862)	17,415	(4,722)

Revised	$82,498	$475,146	$99,677	$174,831

The debt discount is amortized using the effective interest rate method through May 2013 and the amortization expense will be included in Interest and foreign exchange on the Consolidated Statements of Operations. The pre-tax amortization of the debt discount for the years ended August 31, 2009, 2008 and 2007 was $3.8 million, $3.6 million and $3.3 million, respectively. The pre-tax amortization is expected to be approximately $4.1 million in the year ending August 31, 2010, $4.5 million in the year ending August 31, 2011, $4.8 million in the year ending August 31, 2012 and $3.6 million in the year ending August 31, 2013.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. This statement, which has been codified within ASC 810, Consolidations, establishes reporting standards for noncontrolling interests in subsidiaries. This statement changed the presentation of noncontrolling interests in subsidiaries in the financial statements for the Company beginning September 1, 2009 and the presentation and disclosure has been retrospectively applied for all periods presented.

Quarterly Results of Operations (Unaudited)
Operating results by quarter for 2009 are as follows:

(In thousands, except per share amount)	First		Second	Third	Fourth	Total

2009
Revenue
Manufacturing		$102,717	$145,574	$105,986	$108,219	$462,496
Refurbishment & Parts		132,279	121,681	120,190	102,014	476,164
Leasing & Services		21,133	19,877	18,272	20,183	79,465

		256,129	287,132	244,448	230,416	1,018,125
Cost of revenue
Manufacturing		106,923	152,003	100,847	98,960	458,733
Refurbishment & Parts		119,326	107,427	104,859	88,682	420,294
Leasing & Services		11,929	11,547	12,049	10,466	45,991

		238,178	270,977	217,755	198,108	925,018

Margin		17,951	16,155	26,693	32,308	93,107

Other costs
Selling and administrative		15,980	16,265	15,886	17,612	65,743
Interest and foreign exchange		11,771	9,146	11,710	13,285	45,912
Special charges		—	—	55,667	—	55,667

		27,751	25,411	83,263	30,897	167,322
Earnings (loss) before income tax and equity in unconsolidated subsidiary		(9,800)	(9,256)	(56,570)	1,411	(74,215)

Income tax benefit		4,906	1,698	5,217	5,096	16,917

Equity in earnings (loss) of unconsolidated subsidiary		434	(251)	(457)	(291)	(565)

Net earnings (loss)		(4,460)	(7,809)	(51,810)	6,216	(57,863)
Less: Net loss (earnings) attributable to noncontrolling interest		568	351	687	(134)	1,472

Net earnings (loss) attributable from controlling interest		$(3,892)	$(7,458)	$(51,123)	$6,082	$(56,391)

Basic earnings (loss) per common share:		$(0.23)	$(0.45)	$(3.04)	$0.36	$(3.35)
Diluted earnings (loss) per common share:	$	(0.23)	$(0.45)	$(3.04)	$0.33	$(3.35	) (1)

(1)	Quarterly amounts do not total the year to date amount as each quarter is calculated discretely. The dilutive effect of common stock equivalents is excluded from per share calculations for the first three quarters and the year ended August 31, 2009 due to a net loss for those periods.

Quarterly Results of Operations (Unaudited)
Operating results by quarter for 2008 are as follows:

(In thousands, except per share amount)	First	Second	Third	Fourth	Total

2008
Revenue
Manufacturing	$159,194	$123,394	$201,825	$180,680	$665,093
Refurbishment & Parts	103,889	112,576	152,367	158,634	527,466
Leasing & Services	23,295	23,603	27,914	22,708	97,520

	286,378	259,573	382,106	362,022	1,290,079
Cost of revenue
Manufacturing	150,565	118,225	200,813	184,276	653,879
Refurbishment & Parts	87,951	94,396	120,442	123,394	426,183
Leasing & Services	11,925	12,279	12,218	11,352	47,774

	250,441	224,900	333,473	319,022	1,127,836

Margin	35,937	34,673	48,633	43,000	162,243

Other costs
Selling and administrative	20,184	21,000	23,407	20,542	85,133
Interest and foreign exchange	11,276	10,738	10,880	11,426	44,320
Special charges	189	2,112	—	1	2,302

	31,649	33,850	34,287	31,969	131,755
Earnings before income tax and equity in unconsolidated subsidiary	4,288	823	14,346	11,031	30,488

Income tax expense	(2,620)	(1,558)	(7,224)	(5,757)	(17,159)

Equity in earnings of unconsolidated subsidiary	78	253	191	350	872

Net earnings (loss)	1,746	(482)	7,313	5,624	14,201
Less: Net loss attributable to noncontrolling interest	375	1,367	272	1,168	3,182

Net earnings attributable to controlling interest	$2,121	$885	$7,585	$6,792	$17,383

Basic earnings per common share:	$0.13	$0.05	$0.46	$0.41	$1.06
Diluted earnings per common share:	$0.13	$0.05	$0.46	$0.41	$1.06

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
The Greenbrier Companies, Inc.
Lake Oswego, OR
We have audited the accompanying consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries (the “Company”) as of August 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended August 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2009, in conformity with accounting principles generally accepted in the United States of America. As discussed in Note 31 to the consolidated financial statements, effective September 1, 2009, the Company changed its method of accounting for convertible debt and its presentation of noncontrolling interests and retrospectively adjusted the 2009, 2008, and 2007 consolidated financial statements for the changes.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of August 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 12, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche
Portland, Oregon
November 12, 2009
(April 6, 2010 as to Note 31)